                                                                     EXHIBIT 2.1




                            STOCK PURCHASE AGREEMENT

                                  BY AND AMONG

                     RAINTREE RESORTS INTERNATIONAL, INC.,

                         RAINTREE RESORTS CANADA, LLC.,

                  RAINTREE RESORTS INTERNATIONAL CANADA LTD.,

                             G. B. PROPERTIES LTD.,

                              K. B. VENTURES LTD.,

                          M. M. & M. MANAGEMENT LTD.,

                           SHAWNDRA ENTERPRISES LTD.,

                                 N. KENT BUBBS,

                               PATRICIA J. BUBBS,

                              GERALDINE L. BUBBS,

                              G. MICHAEL MCGEOUGH,

                            WHISKI JACK RESORTS LTD.

                                      AND

                           NORTH FACE REALTY CO. LTD.



                                 JULY 27, 1998

                               TABLE OF CONTENTS

  DESCRIPTION                                                                                                        PAGE
  -----------                                                                                                        ----

ARTICLE I DEFINITIONS AND CONSTRUCTION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
         1.1     Definitions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
         1.2     Captions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 9
         1.3     Construction Rules . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
         1.4     Currency . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10

ARTICLE II CONSIDERATION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
         2.1     Purchase and Sale of Shares  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
         2.2     Closings, Deliveries and Consideration . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
         2.3     IPO Contingencies  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
         2.4     Certain Shareholder Advances . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
         2.5     Conditions to Closing the Payment of Bonus and Secondary
                 Consideration  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
         2.6     Intended Tax and Accounting Treatment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13

ARTICLE III REPRESENTATIONS AND WARRANTIES OF RRC AND SUBSIDIARY  . . . . . . . . . . . . . . . . . . . . . . . . . .  13
         3.1     Organization and Good Standing . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
         3.2     Capital Structure  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
         3.3     Exchange Shares  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
         3.4     Authorization and Validity . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
         3.5     No Conflicts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
         3.6     No Governmental Approvals  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
         3.7     Projections  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF TARGETS AND SELLERS  . . . . . . . . . . . . . . . . . . . . . . . . . .  15
         4.1     Organization and Good Standing . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
         4.2     Capitalization . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
         4.3     Authorization and Validity . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
         4.4     No Governmental Approvals  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
         4.5     No Conflicts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
         4.6     Historical Financial Statements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
         4.7     Projections  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         4.8     Absence of Undisclosed Liabilities . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         4.9     Title to Properties; Liens . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         4.10    Condition and Sufficiency of Assets  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         4.11    Accounts Receivable  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         4.12    Inventory  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         4.13    Insurance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         4.14    Certain Proceedings  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         4.15    Compliance with Laws . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19





                                       i
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
         4.16    Environmental Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
         4.17    Taxes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
         4.18    Intellectual Property  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
         4.19    Contracts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
         4.20    Absence of Changes or Events . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
         4.21    Licenses, Permits and Tariffs  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
         4.22    Absence of Certain Business Practices; Internal Accounting
                 Controls . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
         4.23    Customers and Suppliers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
         4.24    Bank Accounts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
         4.25    No Broker  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
         4.26    Interested Party Transactions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
         4.27    Employees  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
         4.28    Labor Relations; Compliance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
         4.29    Employee Benefit Plans . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
         4.30    Board Approval . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
         4.31    Vote Required  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
         4.32    Certain Inventory  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
         4.33    Homeownership Companies  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25

ARTICLE V PRE-CLOSING COVENANTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
         5.1     Access to Information  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
         5.2     Taking of Necessary Action . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
         5.3     Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
         5.4     Notice of Certain Changes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
         5.5     Confidentiality; Press Releases  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
         5.6     No Shop  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
         5.7     Voting In Favor of the Transactions; No Transfers  . . . . . . . . . . . . . . . . . . . . . . . . .  27
         5.8     No Assignment of Management Contracts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
         5.9     No Transfers . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28

ARTICLE VI TARGET'S CONDUCT OF BUSINESS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
         6.1     Ordinary Course  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
         6.2     Dividends and Issuance and Purchase of Securities; Loans . . . . . . . . . . . . . . . . . . . . . .  28
         6.3     Governing Documents; Inconsistent Agreements . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
         6.4     Acquisitions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
         6.5     Indebtedness . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
         6.6     Employee Contracts and Benefit Plans . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
         6.7     Prohibited Dispositions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
         6.8     Lines of Business and Capital Expenditures . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
         6.9     Accounting Methods . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
         6.10    Settlements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
         6.11    No Amendments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
         6.12    Further Assurances . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29





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
ARTICLE VII POST-INITIAL CLOSING COVENANTS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
         7.1     Confidentiality  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
         7.2     No Solicitation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
         7.3     Non-Competition  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
         7.4     Reformation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
         7.5     Enforcement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
         7.6     Release from Guarantees on Debt  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
         7.7     Updating Parent Projections  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
         7.8     Further Assurances . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
         7.9     Management Fee . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
         7.10    No Assignment of Management Contracts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
         7.11    Definitions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32

ARTICLE VIII CONDITIONS TO INITIAL CLOSING  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
         8.1     Conditions to All Parties' Obligations . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
         8.2     RRC and Subsidiary's Conditions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
         8.3     Targets and Sellers' Conditions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34

ARTICLE IX RISK OF LOSS, DESTRUCTION AND CONDEMNATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
         9.1     Risk of Loss . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
         9.2     Casualty . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
         9.3     Condemnation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36

ARTICLE X TERMINATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
         10.1    Termination  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
         10.2    Effect of Termination  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36

ARTICLE XI INDEMNIFICATION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
         11.1    Indemnification by Targets and the Sellers . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
         11.2    Indemnification Re: Taxes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
         11.3    Indemnification by RRC and Subsidiary  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
         11.4    Notice, Participation and Duration . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
         11.5    Indemnification Threshold and Limitations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
         11.6    No Third Party Beneficiaries . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
         11.7    Indemnification of Negligence of Indemnitee  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
         11.8    Reimbursement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39

ARTICLE XII MEDIATION AND ARBITRATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
         12.1    Arbitration  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39

ARTICLE XIII SECONDARY CONSIDERATION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
         13.1    Secondary Consideration  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
         13.2    Retirement Option  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43

ARTICLE XIV GENERAL PROVISIONS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44
         14.1    Survival of Representations, Warranties and Agreements . . . . . . . . . . . . . . . . . . . . . . .  44

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
         14.2    Effect of Due Diligence  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44
         14.3    Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44
         14.4    Attorneys' Fees  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45
         14.5    Counterparts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45
         14.6    Miscellaneous  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45
         14.7    Governing Law  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45
         14.8    Incorporation of Exhibits and Schedules  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45
         14.9    Waiver . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  46
         14.10   Specific Performance . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  46

                                    Exhibits


         Exhibit A                Articles of Special Rights and Restrictions
         Exhibit B1-3             Employment Agreements
         Exhibit C                Registration Rights Agreement
         Exhibit D                Subsidiary Note
         Exhibit E                Subsidiary Pledge Agreement
         Exhibit F                Voting Trust, Exchange and Support Agreement
         Exhibit G                Inventory Letters
         Exhibit H                Opinion of Ian Reith
         Exhibit I                Form of Promissory Note

         THIS STOCK PURCHASE AGREEMENT (this "AGREEMENT") is entered into as of July 27, 1998, is by and among Raintree Resorts International, Inc., a Nevada corporation ("PARENT"), Raintree Resorts Canada, LLC, a Delaware limited liability company ("RRC"), Raintree Resorts International Canada, Ltd., a British Columbia corporation ("SUBSIDIARY"), Whiski Jack Resorts Ltd., a British Columbia corporation ("WJ TARGET"), Northface Realty Co. Ltd. a British Columbia corporation ("NR TARGET" and, together with WJ Target, the "TARGETS"),
G. B. Properties Ltd., K. B. Ventures Ltd., M. M. & M. Management Ltd., and Shawndra Enterprises Ltd. (collectively, "WJ SELLERS"), N. Kent Bubbs, Patricia
J. Bubbs, Geraldine L. Bubbs and G. Michael McGeough (collectively, the "SHAREHOLDERS" and, together with the WJ Sellers, the "SELLERS").

                                    RECITALS

         A. Parent proposes to acquire the Targets indirectly through a transaction whereby WJ Sellers will sell and Subsidiary will purchase all of the issued and outstanding common stock, par value C$1.00, of WJ Target ("the WJ TARGET SHARES"), and whereby the Shareholders will sell and Subsidiary will purchase all of the issued and outstanding common stock, par value C$1.00, of NR Target (the "NR TARGET SHARES" and, together with the WJ Target Shares, the "TARGET SHARES") in exchange for (i) 20,775 shares of the Subsidiary's Convertible Preferred Stock, no par value (the "CONVERTIBLE PREFERRED"), (ii) promissory notes in the aggregate amount of US$1,038,755, and (iii) a cash payment of US$1,038,755.

         B. On the date of the initial public offering (the "IPO"), if any, of shares of the Parent's common stock, par value $.001 ("PARENT COMMON SHARES"), the Convertible Preferred will be automatically converted into shares of the Subsidiary's Exchangeable Preferred Stock, no par value (the "SUBSIDIARY PREFERRED"); provided that if the IPO Date is after March 31, 1999, then Sellers shall have the option as to whether the Convertible Preferred will be converted into shares of Subsidiary Preferred.

         C. Depending on the earnings multiple used in determining the IPO Price, the Sellers may receive additional consideration in the form of additional Subsidiary Preferred and a cash payment.

         D. On or before April 30, 1999, Subsidiary will pay to Sellers an earnout payment, if required, half in cash and half (i) in Subsidiary Preferred if the IPO has occurred, and (ii) in Convertible Preferred if the IPO has not occurred.

         E. The Subsidiary Preferred will be exchangeable for Parent Common Shares.

         F. The Sellers will receive many benefits from and by the Ancillary Agreements (as defined) and transactions contemplated hereby and thereby (the "TRANSACTIONS").

         G. The parties wish to set forth their representations, warranties and agreements and the conditions under which the Transactions will occur.

         NOW, THEREFORE, in consideration of the premises, the representations, warranties and agreements herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

                                   AGREEMENT

                                   ARTICLE I
                          DEFINITIONS AND CONSTRUCTION

         1.1 Definitions. The following terms when used in this Agreement (including all of the Exhibits and Schedules) will have the meanings set forth below:

         "ACCOUNTS RECEIVABLE" means all accounts receivable of Targets, other than the Timeshare Receivables, that are reflected on the Interim Historical Balance Sheet or on Targets' accounting records as of the Effective Date.

         "ACTUAL EMPLOYEES" means all individuals, including without limitation, agents or representatives, rendering services to Target(s) as of the date of this Agreement.

         "ADJUSTED MULTIPLE" means the multiple determined (to the fifth decimal) when solving the following equation for "X"; provided that, if X is less than zero than X will be equal to zero:

                 X        =       (A / B * 0.75) - 11

                 where            A      =      IPO Price per share

                                  B      =      1998 Projected Parent Earnings
                                                Per Share

         "AFFILIATE" means with respect to a Person, any other Person that, directly or indirectly, controls, or is controlled by or under common control with such Person. For purposes of this definition, control (including the terms controlled by and under common control with), as used with respect to any Person, means the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities or by Contract or otherwise.

  "AGGREGATE BONUS CONSIDERATION AMOUNT" means the positive amount, if any, in US$ derived when solving the following equations for "X."

                 X        =       (A*B) + ((C-A)*B) + (C-A)*11

                 where:           A     =       541,725

                                  B     =       Adjusted Multiple

                                  C     =       1997 Deemed Earnings

         "AGGREGATE PRIMARY CONSIDERATION AMOUNT" equals US$4,155,021.

         "AGGREGATE SECONDARY CONSIDERATION AMOUNT" means the amount, if positive, in U.S. Dollars derived when solving the following equation for "X":

                 X     =     5(1998 Deemed Earnings - 1997 Deemed Earnings)

         "ANCILLARY AGREEMENTS" means the Articles of Special Rights and Restrictions, the Voting Trust, Exchange and Support Agreement, the Registration Rights Agreement, the Employment Agreements, the Subsidiary Note and the Subsidiary Pledge Agreement.

         "ARTICLES OF SPECIAL RIGHTS AND RESTRICTIONS" means the articles of special rights and restrictions providing for the attributes of the Subsidiary Preferred substantially in the form of Exhibit A.

         "BALANCE SHEET DATE" is defined in Section 4.6.

         "BASE EXCHANGE RATE" means the average closing exchange rate, as reported in the Wall St. Journal, between the U.S. Dollar and the Canadian Dollar for the ten Business Days up to and including the fifth Business Day prior to the Initial Closing.

         "BONUS CONSIDERATION SHARES" means the number of shares of Subsidiary Preferred equal to the quotient of (i) the 1/2 of the Aggregate Bonus Consideration Amount divided by (ii) the IPO Price.

         "BONUS CASH CONSIDERATION" means an amount in US Dollars equal to 1/2 of the Aggregate Bonus Consideration Amount.

         "BONUS CLOSING" is defined in Section 2.2(b).

         "BONUS CONSIDERATION" is defined in Section 2.2(b).

         "BUSINESS" means the business conducted by Target(s).

         "BUSINESS DAY" means any day other than a Saturday, Sunday or a legal holiday under the federal laws of either the United States of America or Canada.

         "CAPITAL EXPENDITURES" means any expenditure for replacement, repair, improvement or addition to the property which is, in accordance with GAAP, an expenditure which should be capitalized on Targets' books and records.

         "COMMISSIONERS" means all agents, independent contractors and other third parties that Target(s) hire(s) from time to time to provide a specific service, including the promotion and sale of timeshare Intervals.

         "COMMITMENTS" means subscriptions, options, warrants, calls, rights, commitments or any other Contracts of any character obligating a Person to issue any shares of its capital stock or any other securities convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for, any such shares.

         "CONTRACT" means any contract, lease, license, deed of trust, mortgage, commitment, license, franchise, indenture, note, or other agreement, instrument or obligation.

         "CONTROVERSY" is defined in Section 12.1.

         "CONVERTIBLE PREFERRED" is defined in the Recitals.

         "CURRENT LIABILITIES" means those liabilities known as "current liabilities" under GAAP.

         "DAMAGES" means all damages, losses (including any diminution in value), liabilities (joint or several), payments, obligations, penalties, claims, demands, defenses, judgments, suits, proceedings, costs, disbursements or expenses (including, without limitation, reasonable and duly documented fees, disbursements and expenses of attorneys, accountants and other professional advisors and of expert witnesses and costs of investigation and preparation) of any kind or nature whatsoever.

         "DEFAULT" by any party ("DEFAULTING PARTY") shall include the failure to consummate the Initial Closing on or before the Termination Date if the failure to consummate the Initial Closing on or before such date resulted from the willful and knowing failure by the Defaulting Party to fulfill any undertaking or commitment provided for herein that is required to be fulfilled by such Defaulting Party at or prior to Initial Closing; provided that that the adverse party or parties, ("NON-DEFAULTING PARTY") shall have given written notice of the undertaking or commitment failed to be properly fulfilled by the Defaulting Party and permitting the Defaulting Party a 10 Business Day period in which to fulfill such undertaking or commitment and close the Transactions.

         "DELIVERY DATE" is defined in Section 13.1.

         "EFFECTIVE TIME" is defined in Section 2.2.

         "EMPLOYEES" means the Actual Employees and the Commissioners.

         "EMPLOYMENT AGREEMENTS" means the employment agreements substantially in the form of Exhibits B1 through B3.

         "ENFORCEABLE" A Contract is enforceable if it constitutes the legal, valid and binding obligation of the relevant party to such Contract, enforceable against such Person in accordance with its terms, subject to bankruptcy, reorganization, insolvency, and similar laws of general application relating to or affecting the rights of creditors, and subject to general principles of equity.

         "ENVIRONMENTAL AND SAFETY LAWS" means any and all environmental or health and safety related Laws, permits, Orders, or determinations of Governmental Bodies in effect on the Effective Date, in any and all jurisdictions in which the Property is located or any Target conducts operations and applicable to such Property or operations.

         "EXCHANGE RATE" means the exchange rate of Canadian Dollars for US Dollars as published by the Wall St. Journal immediately preceding the measurement date.

         "GAAP" means U.S. generally accepted accounting principles consistently applied.

         "GOVERNMENTAL BODY" means any competent court or any federal, state, provincial, municipal or other governmental department, commission, board, bureau, agency or other instrumentality, domestic or foreign, in the US, Canada, or elsewhere.

         "HAZARDOUS MATERIAL" means any pollutant, contaminant, toxic substance, hazardous waste, hazardous substance, special waste or waste of any kind, deleterious substances, dangerous substances or goods, oil, or petroleum products as defined in or pursuant to any Environmental or Safety Laws or any other substance, the storage, manufacture, disposal, treatment, generation, or use of which is prohibited, controlled, or regulated under Environmental and Safety Laws.

         "HISTORICAL AUDITED STATEMENTS" is defined in Section 4.6.

         "HISTORICAL FINANCIAL STATEMENTS" is defined in Section 4.6.

         "HISTORICAL UNAUDITED STATEMENTS" is defined in Section 4.6.

         "INITIAL BANKER" is defined in Section 13.2.

         "INITIAL CLOSING" is defined in Section 2.2(a).

         "INITIAL CLOSING DATE" is the date on which the Initial Closing occurs.

         "INTANGIBLES" means all of Targets' rights, if any, to all as built plans and specifications in the Targets' possession; warranties and guaranties relating to the Property; original, or where appropriate, copies of all financial, personnel and other books, records and files relating to the ownership or operation of the Business wherever located and held by Targets or their agents, in computer readable form where available without additional cost or expense; any telephone numbers currently in use by Targets; and all Intellectual Property used in the operation of the Business.

         "INTELLECTUAL PROPERTY" means trademarks, service marks, trade dress, logos and trade names, together with all goodwill associated therewith and all registrations, applications, renewals, translations, adaptations, derivations and combinations thereof, copyrights and copyrightable works and all registrations, applications and renewals therefor; trade secrets and confidential information (including, without limitation, ideas, drawings, specifications, designs, plans, proposals, financial and accounting data, business and marketing plans, and customer and supplier lists); computer software; other intellectual property rights; and all copies and tangible embodiments of the foregoing (in whatever form or medium).

         "INTERIM HISTORICAL BALANCE SHEET" is defined in Section 4.6.

         "INTERIM HISTORICAL FINANCIAL STATEMENTS" is defined in Section 4.6.

         "IPO" means the initial underwritten public offering of the Parent Common Shares pursuant to an effective registration statement under the Securities Act of 1933, as amended.

         "IPO DATE" means the date of the closing of the IPO.

         "IPO PRICE" means the price to the public for each Parent Common Share sold in the IPO.

         "LAWS" means all laws (common or statutory), statutes, ordinances, execution orders, rules, regulations and decrees applicable to the referenced matter.

         "LEGAL REQUIREMENTS" means all Laws affecting or in any way relating to the Targets or their operations, including, without limitation, Environmental and Safety Laws.

         "LIABILITIES" means, as to any Person, any liability, obligation, cost or expense of any nature whatsoever, whether now known or unknown, asserted or unasserted, accrued or unaccrued, liquidated, unliquidated or due or to become due, including, without limitation, any liability in respect of Taxes of any kind whatsoever that affect such Person or its Subsidiaries or the operation thereof.

         "LIEN" means any lien, mechanic's lien, materialman's lien, lease, easement, charge, encumbrance, mortgage, conditional sale agreement, title retention agreement, agreement to sell or convey, option, right of a third Person to prohibit assignment or transfer of title without such Person's consent, claim, title imperfection, restrictive covenant, encroachment or other survey defect, pledge, restriction, security interest or other adverse claim, whether arising by Contract, under Law or otherwise.

         "MANAGEMENT CONTRACTS" is defined in Section 5.8.

         "MAJORITY SELLERS" means the holders of a majority of the WJ Target Shares as of the date hereof or immediately prior to the Initial Closing as applicable. All actions requiring consent or action of the Majority Sellers hereunder will be deemed to have been authorized by all Sellers.

         "MATERIAL ADVERSE EFFECT" means, with respect to any Person, a material adverse effect on or with respect to the business, assets, prospects, condition (financial or other) or results of operations of such Person and its subsidiaries, taken as a whole.

         "MERGER PROPOSAL" is defined in Section 5.6.

         "1997 DEEMED EARNINGS" means the audited pre tax earnings in U.S. Dollars, including provision for all year-end accounting adjustments consistent with GAAP, of the Targets on a consolidated and combined basis for the year ended December 31, 1997 pro forma for: (i) a decrease in management fees of C$420,000 (converted to U.S. Dollars in accordance with GAAP), (ii) income tax expense equal to 34% of such consolidated pre tax earnings, and (iii) the recognition of goodwill arising from the Transactions.

         "1998 DEEMED EARNINGS" is defined in Section 13.1.

         "1998 PROJECTED PARENT EARNINGS PER SHARE" means the projected earnings per share contained in the Parent Projections.

         "NR TARGET" is defined in the Recitals.

         "NR TARGET SHARES" is defined in the Recitals.

         "ORDER" means any order, injunction, decree of a court or charge of a Governmental Body.

         "ORDINARY COURSE OF BUSINESS" means the ordinary course of business generally consistent with past custom and practice (including with respect to quantity and frequency).

         "PARENT" is defined in the introductory paragraph.

         "PARENT COMMON SHARES" is defined in the Recitals.

         "PARENT PRO FORMA EARNINGS" is defined in Section 5.8.

         "PARENT PROJECTIONS" is defined in Section 3.7.

         "PAYMENT DATE" is defined in Section 2.2(c).

         "PERSON" means an individual, corporation, joint venture, partnership (limited or general), limited liability company, trust or unincorporated organization or other entity or Governmental Body.

         "PRIMARY CASH CONSIDERATION" is US$1,038,755.

         "PRIMARY CONSIDERATION SHARES" is 20,775 shares of Convertible
Preferred.

         "PRIMARY NOTE AMOUNT" is US$1,038,755.

         "PROCEEDING" means any claim, action, suit, proceeding, formal complaint, show cause Order or cease and desist Order, arbitration, adjudication, settlement proceeding, or formal Governmental Body investigation, in each case, if applicable, whether at equity or at law.

         "REFERENCE RATE" is defined in Section 13.1.

         "REGISTRATION RIGHTS AGREEMENT" means the Registration Rights Agreement substantially in the form of Exhibit C.

         "RELEASE" means any release, spill, emission, leaking, injection, deposit, disposal, discharge, dispersal, leaching or migration into the atmosphere, or on, into, under or from the soil, surface water, ground water or property.

         "REQUISITE REGULATORY APPROVALS" means all permits, approvals, filings, consents and waivers required to be obtained or made, and all waiting periods required to expire, before the consummation of the Transactions, as applicable, under all applicable Laws of any jurisdiction, domestic or foreign, having jurisdiction over the Transactions.

         "SECONDARY CASH CONSIDERATION" means an amount in US Dollars equal to 1/2 of the Aggregate Secondary Consideration Amount.

         "SECONDARY CONSIDERATION" is defined in Section 2.2(c).

         "SECONDARY CONSIDERATION SHARES" means (i) if the IPO has occurred on or before the Payment Date, the number of shares of Subsidiary Preferred equal to the quotient of (A) 1/2 of the Aggregate Secondary Consideration Amount divided by (B) the average of the average of the high and the low trades of the Parent Common Shares (as reported in the Wall Street Journal) for each of the ten trading days up to and including January 31, 1999, and (ii) if the IPO has not occurred on or before the Payment Date, the number of shares of Convertible Preferred equal to the quotient of (A) the 1/2 of the Aggregate Secondary Consideration Amount divided by (B) US$100.

         "SECONDARY CONSIDERATION VALUE" is defined in Section 13.2.

         "SELLERS" is defined in the introductory paragraph.

         "SELLERS' BANKER" is defined in Section 13.2.

         "SHAREHOLDER ADVANCE AMOUNT" is US$724,707.

         "SHAREHOLDERS" is defined in the introductory paragraph.

         "SUBSIDIARY" is defined in the introductory paragraph.

         "SUBSIDIARY NOTE" means the Promissory Note substantially in the form of Exhibit D.

         "SUBSIDIARY PLEDGE AGREEMENT" means the Pledge Agreement substantially in the form of Exhibit E.

         "SUBSIDIARY PREFERRED" is defined in the Recitals.

         "TARGET PROJECTIONS" means Targets' internal management projections dated February 14, 1998 relating to each Target's business and operations.

         "TARGET SHARES" is defined in the Recitals.

         "TARGET SUBSIDIARY" means any Person of which WJ Target or NR Target owns a majority of the equity interests, including, without limitation, including those subsidiaries listed on Schedule 1.1a.

         "TARGETS" is defined in the introductory paragraph.

         "TAX ACT" is defined in Section 2.6.

         "TAX RETURN" shall include any statement, form, return, or other documents required to be supplied to a taxing authority in connection with Taxes.

         "TAXES" means all taxes, charges, fees, levies, or other assessments, including without limitation, income, gross receipts, excise, property, sales, occupation, use, service, license, payroll, franchise, ad valorem, value added, withholding, social security, national insurance (or other similar contributions or payments), estimated, severance, transfer, stamp and recording taxes, fees and charges imposed by any Governmental Body (including any interest, fines, penalties or additions attributable to, or imposed on or with respect to, any such taxes or other assessments) whether computed on a separate, consolidated, unitary, combined or any other basis.

         "TERMINATION DATE" means September 30, 1998.

         "TIMESHARE INTERVAL" means the right to use, or deeded ownership right with respect to, a Unit, in each case for one week.

         "TIMESHARE RECEIVABLES" means the accounts receivable generated by the sale of Timeshare Intervals.

         "TRANSACTIONS" is defined in the Recitals.

         "UNIT" means a single timeshare/vacation ownership unit (whether studio, one, two or three bedrooms) used by a Timeshare Interval owner as a residence.

         "VOTING TRUST, EXCHANGE AND SUPPORT AGREEMENT" means the voting trust agreement by and among Parent, Subsidiary and Raintree Resorts Holdings, ULC, a Nova Scotia unlimited liability company, substantially in the form of Exhibit F.

         "WJ SELLERS" is defined in the introductory paragraph.

         "WJ TARGET" is defined in the Recitals.

         "WJ TARGET SHARES" is defined in the Recitals.

         1.2 Captions. Titles and captions of articles and Sections set forth in this Agreement are inserted only as a matter of convenience and for reference, and in no way define, limit, extend or describe the scope of this Agreement or the meaning of any provision set forth herein.

         1.3 Construction Rules. Unless the context otherwise requires: (a) an undefined accounting term is defined in accordance with GAAP; (b) "including" means including without limitation; (c) words in the singular include the plural and words in the plural include the singular; (d) the words "herein", "hereof" and "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision; (e) references to agreements and other instruments include subsequent amendments and waivers unless the subsequent amendment or waiver was entered into in violation of this Agreement or an Ancillary Agreement; (f) the singular number shall include the plural; and (g) the gender of any pronoun shall include the other gender. In addition, this Agreement and the Exhibits thereto are the result of substantial negotiations among the parties thereto and each such party has had the opportunity to be represented by qualified counsel. Accordingly, the fact that counsel for any one party may have drafted this Agreement is immaterial, and this Agreement will not be strictly construed against such party.

         1.4 Currency. All references in this Agreement to "US$" means United States dollars and "C$" means Canadian dollars.

                                   ARTICLE II
                                 CONSIDERATION.

         2.1 Purchase and Sale of Shares. Upon the terms and subject to the conditions of this Agreement, Subsidiary agrees to purchase from Sellers at the Effective Time, and each Seller agrees to sell to Subsidiary at the Effective Time, the Target Shares in exchange for the consideration set forth in Section
2.2. If the IPO is consummated prior to October 31, 1999, a Bonus Closing will occur on the IPO Date and each Seller will receive additional consideration. Lastly, each WJ Seller will receive the Secondary Consideration on or before the Payment Date. All proceedings to be taken, all payments to have been made and all documents to be executed and delivered by all parties at each closing shall be deemed to have been paid, executed and/or delivered simultaneously, and no proceedings shall be deemed taken, no payments shall be deemed made nor any documents executed or delivered until all have been taken, paid executed and delivered.

         2.2     Closings, Deliveries and Consideration.

         (a) Subject to Article VIII, the initial closing ("INITIAL CLOSING") of the Transactions shall take place at 9:00 a.m., Vancouver time, on July 24, 1998, at the offices of Koffman Kalef, 19th Floor, 885 West Georgia Street, Vancouver, B.C., Canada V6C 3H4, or at such other time or place or such other date as Parent and WJ Target shall agree (the "INITIAL CLOSING DATE") (12:01 a.m. on this date is the "EFFECTIVE TIME"). On the Initial Closing Date:

             (i) Parent, RRC and/or Subsidiary shall execute (where necessary) and deliver to Sellers the following:

                    (A) by checks, the Primary Cash Consideration allocated in the percentages set forth in Schedule 2.2.

                    (B) promissory notes of Subsidiary allocating the Primary Note Amount in the percentages set forth in
                         Schedule 2.2.

                    (C) certificates representing the Primary Consideration Shares allocated in the percentages as set forth in
                         Schedule 2.2.

                    (D)  the Articles of Special Rights and Restrictions.

                    (E)  the Voting Trust, Exchange and Support Agreement.

                    (F)  the Registration Rights Agreement.

                    (G)  the Employment Agreements.

                    (H)  the Subsidiary Pledge Agreement.

             (ii) The Targets and/or Sellers shall execute (where necessary) and deliver to Parent, RRC or Subsidiary the following:

                    (A)  the WJ Target Shares.

                    (B)  the NR Target Common Shares.

                    (C)  the Registration Rights Agreement.

                    (D)  the Employment Agreements.

             (iii) In lieu of fractional shares, Subsidiary shall pay in cash to each Seller who otherwise would be entitled to receive a fraction of a Convertible Share an amount equal to such fraction times U.S.$100. Upon the exchange referred to in the preceding paragraphs, each Seller shall cease to be a holder, shall have his or her name removed from the register of holders of Target Shares, and shall become a holder of a number of fully paid Primary Consideration Shares, and shall receive the Primary Cash Consideration and, if applicable, the amount of the Subsidiary Note to which he or she is entitled as above described, and such Person's name shall be added to the register of holders of Primary Consideration Shares.

         (b) Subject to Section 2.5, the closing (the "BONUS CLOSING"), if any, of the payment of the Bonus Consideration shall take place at the offices of Akin, Gump, Strauss, Hauer & Feld, L.L.P., 711 Louisiana Street, Pennzoil Place South Tower on the IPO Date or at such other time or place or such other date as Parent and Majority Sellers shall agree (the "BONUS CLOSING DATE"); provided, that if the IPO does not close prior to October 31, 1999, then no Bonus Closing will occur and no Bonus Consideration shall be due. On the Bonus Closing Date, RRC and/or Subsidiary shall deliver to Sellers the following (the "BONUS CONSIDERATION"):

             (i) by checks, the Bonus Cash Consideration allocated in the percentages set forth in Schedule 2.2.

             (ii) certificates representing the Bonus Consideration Shares allocated in the percentages set forth in Schedule 2.2.

             (iii) In lieu of fractional shares, Subsidiary shall pay in cash to each Seller who otherwise would be entitled to receive a fraction of a Bonus Consideration Share an amount equal to such fraction times the IPO Price.

         (c) Subject to Section 2.5, the closing (the "SECOND CLOSING") of the payment of the Secondary Consideration shall take place at 9:00 a.m., Vancouver time on the earlier of (i) 30 days after Parent's auditors have delivered a signed audit report to Parent with respect to its financial statements for the year ended December 31, 1998, and (ii) April 30, 1999 (the "PAYMENT DATE"), or at such other time or such date as Parent and Majority Sellers shall agree. On or before the Payment Date, Parent or Subsidiary shall deliver to Sellers the following (the "SECONDARY CONSIDERATION"):

             (i) by checks, the Secondary Cash Consideration allocated in the percentages set forth in Schedule 2.2.

             (ii) certificates representing the Secondary Consideration Shares allocated in the percentages set forth in Schedule 2.2.

             (iii) In lieu of fractional shares, Subsidiary shall pay in cash to each Seller who otherwise would be entitled to receive a fraction of a Secondary Consideration Share an amount equal to such fraction times as applicable (i) U.S.$100 or
                     (ii) an amount derived under clause (i) of the definition of Secondary Consideration Shares.

         2.3 IPO Contingencies. If the IPO takes place, Parent shall notify each Seller of such event 10 business days prior to the initial filing of a registration statement with respect thereto and within 5 business days of such notice each Seller will decide whether to exercise the option hereby granted to receive shares of Subsidiary Preferred based on the "price to public" in the IPO (with fractions being paid in cash) in lieu of the principal and interest due and owing to such Seller under the promissory note reflecting such Seller's allocation of the Primary Note Amount.

         2.4 Certain Shareholder Advances. At the Initial Closing, Subsidiary will cause Whiski Jack to deliver to the respective Shareholders (i) the Shareholder Advance Amount in cash and (ii) promissory notes in the form of
Exhibit I in the amount of $1,803,954 in repayment of certain loans to WJ to be repaid out of operating cash or the proceeds of financings, as delineated on
Schedule 2.4.

         2.5 Conditions to Closing the Payment of Bonus and Secondary Consideration. The obligations of RRC and Subsidiary to make the payments described in Section 2.2(b) shall be subject to the fulfillment of the condition that no Order and no other legal restraint or prohibition that would prevent or have the effect of preventing the consummation of the Bonus Closing shall be in effect. The obligations of RRC and Subsidiary to make the payments described in Section 2.2(c) shall be subject to the fulfillment of the condition that no Order and no other legal restraint or prohibition that would prevent or have the effect of preventing the consummation of the Second Closing shall be in effect.

         2.6 Intended Tax and Accounting Treatment. At the request of a Seller the Subsidiary will execute a joint income tax election pursuant to subsection 85(1) of the Income Tax Act (Canada) (the "TAX ACT") with such Seller and in respect of the purchase and sale of such Seller's Target Shares as herein contemplated. Seller shall be solely responsible for the accuracy of the information provided in such tax election and for the making of a timely filing of such tax election pursuant to subsection 85(6) of the Tax Act.

                                  ARTICLE III
              REPRESENTATIONS AND WARRANTIES OF RRC AND SUBSIDIARY

         RRC and Subsidiary, jointly and severally, represent and warrant to each Seller as follows:

         3.1 Organization and Good Standing. Parent, RRC and Subsidiary are entities duly organized, validly existing and in good standing under the laws of their jurisdiction of incorporation. On or before the Initial Closing, Parent and Subsidiary will have delivered or made available to WJ Target complete and correct copies of their Articles of Incorporation and Bylaws, or similar organizational documents, as amended and in effect on the date of this Agreement, and of all minutes and consents relating to shareholder and director approval of the Transactions.

         3.2 Capital Structure. The authorized capital stock of Parent consists of 50,000,000 shares of capital stock (5,000,000 shares of preferred stock and 45,000,000 Parent Common Shares) of which 10,772,428 Parent Common Shares, 37,500 shares of Class A Preferred Stock and, as of the Initial Closing, one share of Class B Preferred Stock are outstanding. In addition, Parent has options and warrants to purchase 2,919,391 Parent Common Shares at a weighted average purchase price of U.S.$2.26 outstanding. The authorized capital stock of Subsidiary consists of 3,000,000 shares of capital stock (comprised of 1,000,000 shares of Convertible Preferred, 1,000,000 shares of Subsidiary Preferred and 1,000,000 shares Subsidiary Common Stock) of which 100 shares of Subsidiary Common Stock are outstanding.

         3.3 Exchange Shares. Upon issuance and payment therefor as contemplated hereby, the Primary Consideration Shares and, if any, any additional Convertible Preferred issued pursuant to Section 2.2(b)(ii) and the Secondary Consideration Shares will be duly authorized, validly issued, fully paid, non-assessable and the issuance thereof will not be subject to preemptive rights or any other Commitments, except as contemplated by Voting Trust, Exchange and Support Agreement and the Articles of Special Rights and Restrictions. Each Parent Common Share to be issued upon exchange of the shares of Subsidiary Preferred will be duly authorized, validly issued, fully paid, non-assessable and will not be subject to preemptive rights or any other Commitments. Parent has reserved a sufficient number of shares of Parent Common Stock for issuance such that it will be able to issue Parent Common Stock in exchange for the Exchange Shares as contemplated hereby.

         3.4 Authorization and Validity. Parent, RRC and Subsidiary have the corporate or LLC power and authority to enter into this Agreement and the Ancillary Agreements and, subject to obtaining all Requisite Regulatory Approvals referenced in Section 3.6, to carry out their obligations hereunder and thereunder. Each of the execution, delivery and performance by Parent, RRC and Subsidiary of this Agreement and the Ancillary Agreements has been duly authorized by all requisite corporate action. This Agreement and the Ancillary Agreements are or will be Enforceable against Parent, RRC, Subsidiary and Raintree Resorts Holdings, ULC, a Nova Scotia unlimited liability company, as the case may be.

         3.5 No Conflicts. Except as set forth in Schedule 3.6, and assuming the receipt of all Requisite Regulatory Approvals referenced in
Section 3.6, the execution, delivery and performance by Parent, RRC and Subsidiary of this Agreement and the Ancillary Agreements to which they, as applicable, are party and the consummation of the Transactions will not conflict with, or result in any violation of or default or loss of any benefit under, any provision of the certificate of incorporation or bylaws of Parent or Subsidiary (or organization documents of RRC), as the case may be, or any Contract to which Parent, RRC and/or Subsidiary is a party or of any permit, concession, grant, franchise, license, judgment, Order or Law applicable to Parent, RRC or Subsidiary as of the date of this Agreement, other than any conflict, violation, default or loss that would not reasonably be expected to have Material Adverse Effect on Parent after giving effect to the Transactions.

         3.6 No Governmental Approvals. No Requisite Regulatory Approval is required on the part of either Parent, RRC or Subsidiary in connection with the execution and delivery by Parent, RRC or Subsidiary, as the case may be, of this Agreement or the Ancillary Agreements or the consummation by Parent, RRC or Subsidiary, as applicable, of the Transactions, except for (a) those set forth on Schedule 3.6 and (b) any Requisite Regulatory Approval that, if not obtained, would not reasonably be expected to have a Material Adverse Effect on Parent after giving effect to the Transactions.

         3.7 Projections. Parent has delivered its projections for the year ended December 31, 1998 to the Sellers (as updated pursuant to Section 7.8, the "PARENT PROJECTIONS"). Parent is not aware of any facts or circumstances which
(i) would render the Parent Projections inaccurate, or (ii) are inconsistent with the assumptions used in preparing the Parent Projections. Each set of Parent Projections are substantially identical to the projections most recently delivered to the lead underwriters for the IPO. Each Target and Seller acknowledges that actual results may vary materially from the Projections.

                                   ARTICLE IV
                        REPRESENTATIONS AND WARRANTIES
                            OF TARGETS AND SELLERS

         References to Targets in this Article IV include the Targets and the Target Subsidiaries where applicable. Each Target, WJ Seller and Shareholder, jointly and severally, represents and warrants to RRC and Subsidiary as follows:

         4.1 Organization and Good Standing. Each Target, each Target Subsidiary and each WJ Seller is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has all requisite power and authority to own, lease and operate all properties and assets it now owns, leases or operates and to carry on its business as currently conducted. Each Target and each WJ Seller has delivered or made available to Parent complete and correct copies of its Articles of Incorporation and Bylaws, or similar organizational documents, as amended and in effect to the date of this Agreement, and all minutes and consents relating to shareholder and director action taken from the inception of each Target and each Target Subsidiary to the date of this Agreement. Each Target and each Target Subsidiary is duly qualified to conduct business in the jurisdictions set forth on Schedule 4.1, which jurisdictions comprise all such jurisdictions in which the nature of its business requires qualification.

         4.2 Capitalization. There are four WJ Target Shares and four NR Target Shares issued and outstanding. All of such outstanding shares of stock and all shares of Target Subsidiaries' capital stock are duly authorized, validly issued, fully paid and nonassessable. Each Target has no capital stock outstanding other than the Target Shares. WJ Target owns all of the issued and outstanding capital stock of the Target Subsidiaries. NR Target has no subsidiaries. Each Seller holding Target Shares owns its respective Target Shares free and clear of all Liens, and has the unrestricted right to vote such shares in favor of the Transactions. The Transactions will cause no Lien to be placed on the Target Shares other than as directly caused by Parent, RRC or Subsidiary. As of the date of this Agreement, there are no Commitments or preemptive rights with respect to any Target or any Target Subsidiaries' capital stock. There are no voting trusts, shareholder agreements or other Contracts with respect to the voting, transfer or ownership of either Target or any Target Subsidiaries' capital stock.

         4.3     Authorization and Validity.

         (a) Each Target and each WJ Seller has all requisite power and authority to enter into this Agreement and the Ancillary Agreements to which it is party and, subject to obtaining all Requisite Regulatory Approvals referenced in Section 4.4, to carry out its obligations hereunder and thereunder. Each of the execution, delivery and performance by each Target and each WJ Seller of this Agreement and the Ancillary Agreements to which it is a party has been duly authorized by all requisite action. This Agreement and any Ancillary Agreements to which any Target and each WJ Seller is party are Enforceable against each such Target and WJ Seller.

         (b) Each Shareholder (i) has the power, authority and capacity to enter into and carry out his or her obligations hereunder and under the Ancillary Agreements to which he or she is a party; and (ii) has duly executed and delivered this Agreement and the Ancillary Agreements to which he or she is a party. This Agreement and each Ancillary Agreement to which the applicable Shareholder is a party is Enforceable against such Shareholder.

         4.4 No Governmental Approvals. No Requisite Regulatory Approval is required on the part of any Target or any Seller in connection with the execution and delivery by Targets and the Sellers of this Agreement or any Ancillary Agreement or the consummation of the Transactions, except for the compliance with the Requisite Regulatory Approvals set forth on Schedule 4.4.

         4.5 No Conflicts. Except as set forth in Schedule 4.5, and assuming the receipt of all Requisite Regulatory Approvals referenced in
Section 4.4, the execution, delivery and performance by each Target and each Seller of this Agreement and the Ancillary Agreements and the consummation of the Transactions will not conflict with, or result in any violation of or default or loss of any benefit under, any provision of the certificate of incorporation or bylaws of any Target, or any Contract listed on Schedule 4.5 or of any permit, concession, grant, franchise, license, judgment, Order or Law applicable to any Target or any Seller (or, as applicable, any Seller's Target Shares) as of the date of this Agreement.

         4.6 Historical Financial Statements. WJ Target has delivered to Parent (i) audited combined balance sheets of WJ Target (on a consolidated basis) and NR Target as at December 31 and for the year ended December 31, 1997 and the related audited consolidated combined statements of income, changes in stockholders' equity and cash flows for the fiscal year then ended, together with the report thereon of Ernest & Young, L.L.P., independent certified public accountants, including the notes thereto (the "HISTORICAL AUDITED STATEMENTS")
(ii) unaudited balance sheets of WJ Target (on a consolidated basis) and NR Target as of December 31, 1995 and 1996 and the respective related unaudited consolidated combined statements of income, changes in stockholders' equity and cash flows for each of the fiscal years then ended including the notes thereto (the "HISTORICAL UNAUDITED STATEMENTS") and (iii) an unaudited combined balance sheet (the "INTERIM HISTORICAL BALANCE SHEET") of WJ Target (on a consolidated basis) and NR Target as at March 31, 1998 (the "BALANCE SHEET DATE") and March 31, 1997 and the related unaudited consolidated combined statements of income, changes in stockholders' equity and cash flow for each of the three months then ended (the "INTERIM HISTORICAL FINANCIAL STATEMENTS" and, together with the Historical Audited Statements and the Historical Unaudited Statements, the "HISTORICAL FINANCIAL STATEMENTS"). The Historical Financial Statements and notes have been prepared in accordance with GAAP and present fairly and accurately the financial position and results of operations of Targets as of the dates of such statements and for the periods covered thereby, subject in the case of the Interim Historical Financial Statements to normal recurring year-end adjustments. Except as set forth on Schedule 4.6:

         (a)     there have been no write-ups of inventories or other assets;
and

         (b) Targets' books and records of accounts have been kept accurately in the Ordinary Course of Business, the transactions entered therein represent bona fide transactions, and the revenues, expenses, assets and Liabilities of Targets have been properly and timely recorded in such books.

         4.7 Projections. WJ Target has previously delivered the Target Projections to Parent. Except as set forth on Schedule 4.7, WJ Target is not aware of any facts or circumstances which (i) would render the Target Projections inaccurate, or (ii) are inconsistent with the assumptions used in preparing the Target Projections. Parent, RRC and Subsidiary acknowledge that actual results may vary materially from the Target Projections.

         4.8 Absence of Undisclosed Liabilities. Except as contemplated by this Agreement or as set forth on Schedule 4.8, no Target is subject to any Liabilities other than those set forth or adequately reserved against in the Interim Historical Financial Statements or those incurred since the Balance Sheet Date in the Ordinary Course of Business.

         4.9 Title to Properties; Liens. Schedule 4.9 contains a complete and accurate list of all real property, leaseholds, or other interests therein that Targets own. Each Target has delivered or made available to Parent copies of the deeds and other instruments (as recorded) by which each Target acquired such real property and interests, and copies of all title insurance policies, if any, opinions, abstracts, and surveys relating to such property or interests. Each Target owns with good, indefeasible and marketable title all the properties and assets (whether real, personal, or mixed and whether tangible or intangible) that it purports to own, or reflected as owned in the books and records of Targets, including all of the properties and assets reflected in the Interim Historical Balance Sheet and all of the properties and assets purchased or otherwise acquired by each Target since the Balance Sheet Date, which subsequently purchased or acquired properties and assets are listed on Schedule 4.9. Except as set forth on Schedule 4.9, all properties and assets reflected in the Interim Historical Balance Sheet are free and clear of all Liens and are not, in the case of real property, subject to any rights of way, building use restrictions, exceptions, variances, reservations, or limitations of any nature except, with respect to all such properties and assets, (a) mortgages or security interests shown on the Interim Historical Balance Sheet as securing specified liabilities or obligations, with respect to which no default (and/or event that, with notice or lapse of time or both, would constitute a default) exists, (b) mortgages or security interests incurred in connection with the purchase of property or assets after the Balance Sheet Date (such mortgages and security interests being limited to the property or assets so acquired), with respect to which no default (or event that, with notice or lapse of time or both, would constitute a default) exists, (c) Liens for current taxes not yet due, and (d) with respect to real property, (i) minor imperfections in title, if any, none of which is substantial in amount, materially detracts from the value or impairs the use of the property subject thereto, or impairs the operations of the any Target, and (ii) zoning laws and other land use restrictions that do not impair the present or anticipated use of the property subject thereto. All buildings, facilities, and structures owned by each Target lie wholly within the boundaries of real property owned by each Target and do not encroach upon the property of, or otherwise conflict with the property rights of, any other Person.

         4.10 Condition and Sufficiency of Assets. Targets' Units and/or other assets are structurally sound, are in good operating condition and repair, and are adequate for the uses to which they are being put, and none of such Units, or equipment is in need of maintenance or repairs except for ordinary, routine maintenance and repairs, and have available to them sufficient utilities to conduct the Business as currently conducted. Targets' Units and/or assets are sufficient for the continued conduct of the Business after the Initial Closing in substantially the same manner as conducted prior to the Initial Closing.

         4.11 Accounts Receivable. All Accounts Receivable and the Timeshare Receivables represent or will represent valid obligations arising from sales actually made or services actually performed in the Ordinary Course of Business. Unless paid prior to the Effective Date, the Accounts Receivable and Timeshare Receivables are or will be as of the Effective Date current and collectable net of the respective reserves shown on the Interim Historical Balance Sheet or on the accounting records of the Targets as of the Effective Date (which reserves are adequate and calculated consistent with past practice and, in the case of the reserve as of the Effective Date, will not represent a greater percentage of the Accounts Receivable and Timeshare Receivables as of the Effective Date than the reserves reflected in the Interim Historical Balance Sheet represented of the Accounts Receivable and Timeshare Receivables reflected therein and will not represent an adverse change in the composition of such Account Receivable and Timeshare Receivables in terms of quality or aging). Subject to such reserves, each Account Receivable and Timeshare Receivable, either has been or will be collected in full, without any set-off,
(i) in the case of the Accounts Receivable, within 120 days after the day on which it first became due and payable and (ii) in the case of each Timeshare Receivable, in accordance with the payment schedules contemplated thereby. There is no contest, claim, or right of set-off, other than returns in the Ordinary Course of Business, under any Contract with any obligor of an Accounts Receivable or Timeshare Receivable relating to the amount or validity of such Accounts Receivable or Timeshare Receivable. Schedule 4.11 contains a complete and accurate list of all Accounts Receivable and Timeshare Receivables as of the date of the Interim Historical Balance Sheet, which list sets forth the aging of such Accounts Receivable and Timeshare Receivables.

         4.12 Inventory. Except as set forth on Schedule 4.12, all inventory of the Targets, whether or not reflected in the Interim Historical Balance Sheet, including WJ Target's Units, consists of a quality usable and salable in the Ordinary Course of Business, except for obsolete items and items of below-standard quality, all of which have been written off or written down to net realizable value in the Interim Historical Balance Sheet or on the accounting records of Targets as of the Effective Date, as the case may be. All inventories not written off have been priced at the lower of cost or market value.

         4.13 Insurance. Schedule 4.13 sets forth a list of all insurance policies to which any Target is a party or under which any Target, any director or officer of any Target, or any Seller is or has been covered at any time from inception of operations. Such insurance is in an amount and with a scope of coverage that is consistent with industry standards. Complete copies of all such policies have been delivered to Parent. All such policies are in full force and effect. No Target nor any Seller has received notice from any insurance carrier of such carrier's intention to discontinue any insurance coverage.

         4.14 Certain Proceedings. Except as set forth in Schedule 4.14, there is no pending Proceeding (a) that has been commenced by or against any Target or that otherwise relates to or may affect the business of, or any of the assets Targets use or own, or (b) that challenges, or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with the Transactions. To the Sellers and Targets' knowledge, (1) no such Proceeding has been threatened, and (2) no event has occurred or circumstance exists that may give rise to or serve as a basis for the commencement of any such Proceeding. Each Target has delivered to Parent copies of all pleadings, correspondence, and other documents relating to each Proceeding listed on
Schedule 4.14. The Proceedings listed on Schedule 4.14 are not, either individually or in the aggregate, reasonably expected to have a Material Adverse Effect on any Target.

         4.15    Compliance with Laws.

         (a) Except as set forth in Schedule 4.15, and except with respect to the matters addressed by Section 4.16, each Target's businesses have been conducted in compliance with all Laws (including those relating to (i) licenses and permits for the ownership, occupancy and operation of its properties and
(ii) trust and other obligations imposed by the British Columbia Financial Institutions Commission). Except as disclosed in Schedule 4.15, as of the date of this Agreement, no investigation or review by any Governmental Body (including any audit or similar review by any federal, state or local taxing authority) with respect to any Target or any of its respective properties is pending or, to the Sellers or Targets' knowledge, threatened.

         (b) Without limiting Section 4.15(a), (i) each Target or Affiliate thereof has conducted the marketing, offering and sales of Timeshare Intervals in compliance with all applicable securities laws, rules and regulations of each jurisdiction in which its business is carried on and (ii) no securities regulatory authority in any jurisdiction where each Target or Affiliate thereof carries on its business has commenced an action or issued any order against either the Target or Affiliate thereof.

         4.16 Environmental Matters. Specifically, without limiting the representations contained in Section 4.15, and except as set forth in Schedule 4.16, as of the date of this Agreement:

         (a) Each Target has complied, and is in compliance, with all Environmental and Safety Laws. There is no Proceeding now pending or, to the Sellers or Targets' knowledge, threatened, against or affecting any Target (i) for any Target's noncompliance with any Environmental and Safety Law or (ii) relating to any Target's (or any predecessor to any of Targets') businesses or assets of any Hazardous Material whether or not occurring at or on or being released from a site owned, leased or operated by any Target or such predecessor.

         (b) No Target has Liability arising out of or resulting from the Release, whether on or off its own premises or the Units it has sold itself or through other Persons, of any Hazardous Material.

         (c) There are no unpaid citations, fines or penalties previously assessed against any Target under any Environmental and Safety Law, nor has any Target or any Seller received any notices or any other communications from any Governmental Body with respect to any violations or alleged violations of, or potential Liability under, any Environmental and Safety Law.

         (d) Each Target has obtained all permits required by any Environmental and Safety Law and all such permits are in good standing and in full force and effect and each Target is in compliance with all terms and conditions of such permits.

         4.17    Taxes. Except as set forth on Schedule 4.17,

         (a) All Tax Returns required to be filed on or before the Effective Date by the Targets have been or will be filed within the time prescribed by Law (including extensions of time approved by the appropriate taxing authority).

         (b) The Tax Returns so filed are complete and accurate representations of each Target's Tax Liabilities and such Tax Returns accurately set forth or will accurately set forth all items to the extent required to be reflected or included in such returns.

         (c) Each Target has paid or has made adequate provision in the Interim Historical Balance Sheet for the payment of all Taxes shown due on such Tax Returns that have been filed or will be filed for periods ending on or before December 31, 1997.

         (d) There is no investigation, audit, or claim pending with respect to any Target regarding any Tax.

         (e) Each Target has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any Employee, creditor, or other Person.

         (f) No Target has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

         (g) Each Target has made available to Parent correct and complete copies of all Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by each Target for all taxable periods beginning from inception and ending before January 1, 1998.

         (h) The Targets and each Target Subsidiary are registered pursuant to Subdivision d of Division V of Part IX of the Excise Tax Act (Canada).

         (i) There are no outstanding and unpaid amounts for which the Targets or any Target Subsidiary have previously claimed a deduction under the Tax Act.

         (j) None of the Shareholders are aware of any contingent tax liability of the Targets or any Target Subsidiary or of any grounds which would prompt a reassessment of the Targets or any Target Subsidiary, including aggressive treatment of income and expenses in filing earlier Tax Returns.

         4.18 Intellectual Property. Schedule 4.18 contains a list of all Intellectual Property owned by, issued to, licensed by or used by each Target. The Intellectual Property listed on Schedule 4.18 comprises all Intellectual Property necessary to conduct the business currently conducted by each Target. Each Target owns or has Enforceable rights to use of all of such Intellectual Property, without any known conflict with the rights of others. No Target has granted any outstanding licenses or other rights, and has no obligations to grant licenses or other rights, under any of such Intellectual Property. No Target has received any notice of infringement of or conflict with (and the Sellers and the Targets know of no such infringement of or conflict with) asserted rights of others with respect to any such Intellectual Property which, individually or in the aggregate, is reasonably likely to result in any Material Adverse Effect upon any Target; and, to the knowledge of the Sellers and the Targets, each Target, in the conduct of its business as currently conducted, does not infringe or conflict with any right of any third Person, where such infringement or conflict is reasonably likely to result in any Material Adverse Effect upon any Target.

         4.19 Contracts. Schedule 4.19 sets forth all Contracts to which any Target is a party or to which any of its business or Properties is subject and which provide for monthly payments exceeding C$3,000 and which are not terminable by such Target by written notice of 30 days or less without penalty or additional cost. All of such Contracts have not been amended or supplemented in any manner except as disclosed on Schedule 4.19 and are Enforceable by the respective Target. Except as disclosed on Schedule 4.19, there are no defaults by any Target under any Contracts to which any Target is a party or to which any of its business or properties is subject and, to the Sellers and Targets' knowledge, there are no defaults by any other party, and no event has occurred that with the lapse of time or action or inaction by any party thereto would result in a violation or a default. The consummation of the Transactions will impair none of the rights thereunder, and all such rights will inure to and be Enforceable by the respective Target after the Initial Closing without the consent, permit of, or filing with, any other Person.

         4.20 Absence of Changes or Events. Except as set forth on Schedule 4.20, since the Balance Sheet Date, the Targets have operated their businesses in the Ordinary Course of Business and have not, collectively or singularly:

         (a) incurred any Liability, except for Liabilities incurred in the Ordinary Course of Business, which do not exceed C$20,000 individually or C$50,000 in the aggregate;

         (b) created or permitted to be created any Lien on any of its assets;

         (c) sold, transferred, leased to or otherwise disposed of any of its assets, except for inventory sold in the Ordinary Course of Business which does not exceed C$10,000 individually or C$50,000 in the aggregate, or canceled or compromised any debt or claim, or waived or released any right except in the Ordinary Course of Business which do not exceed C$10,000 individually or C$25,000 in the aggregate;

         (d) suffered any damage, destruction or casualty loss (whether or not covered by insurance);

         (e) encountered any labor union organizing activity, had any actual or threatened Employee strikes, work stoppages, slowdowns or lockouts, or had any adverse change in their relations with any of the Employees, agents, customers or suppliers;

         (f)     instituted, settled or agreed to settle any Proceeding;

         (g) entered into any transaction or Contract other than in the Ordinary Course of Business and except for this Agreement and the Ancillary Agreements;

         (h) amended, modified or terminated any Contract except in the Ordinary Course of Business;

         (i) made any increase in the compensation payable or to become payable, or any increase in benefits or benefit plan costs, or any increase in bonus, insurance, pension, compensation or other benefit plans, in each case, with respect to its Employees;

         (j) any declaration, setting aside or payment of any dividend or other distribution with respect to any Target's capital stock;

         (k) any change by any Target in its accounting methods practices or principles;

         (l) any writing down or writing off of the value of any assets other than in the Ordinary Course of Business;

         (m) entered into any agreement or made any commitment to take any of the types of action described in subparagraphs (a) through (l) above; or

         (n) suffered any event or experience which has had, or with the passage of time could reasonably be expected to have, a Material Adverse Effect on any Target.

         4.21 Licenses, Permits and Tariffs. Each Target possesses all the licenses and permits listed in Schedule 4.21, copies of all of which have been made available to Parent. Such licenses and permits constitute all the licenses and permits necessary under Law for the Targets to conduct their businesses as now conducted and the Transactions shall not effect such permits, validity or effectiveness. Each of such licenses and permits and the rights with respect thereto are valid and subsisting and in full force and effect. Each Target is in substantial compliance with the terms of such licenses and permits. No such license or permit has been, or, to the Sellers and the Targets' knowledge, is threatened to be, revoked, canceled, suspended or modified. Upon consummation of the Transactions, each Target will continue to have all licenses and permits necessary to operate its Business. Without limiting the generality of the foregoing, NR Target: is in good standing with the Real Estate Council of British Columbia and there are no Proceedings now pending or, to the Sellers or Targets' knowledge, threatened, against or which may affect NR Target carrying on as a real estate agency in British Columbia. The agent nominee of NR Target has not given notice of the intention to terminate acting as agent nominee for NR Target.

         4.22    Absence of Certain Business Practices; Internal Accounting
Controls.

         (a) Each Target, as well as the directors, officers, employees and agents of each Target, the Sellers, and all other Persons acting on their behalf, have complied with lawful and ethical business practices, and have not undertaken any action which (i) would have a Material Adverse Effect on any Target, or (ii) would have a Material Adverse Effect on the representations, warrants, covenants and obligations contained herein.

         (b) Each Target maintains a system of internal accounting controls sufficient to provide that: (i) transactions are executed in accordance with management's general or specific authorization; and (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets.

         4.23 Customers and Suppliers. Schedule 4.23 sets forth a summary of each Target's relationship with its five largest suppliers (based on the volume of purchases) for each of the years ended December 31, 1995, 1996 and 1997 and for the interim period ending on the Balance Sheet Date. Since the Balance Sheet Date, there has not been any change in the business relationship with any customer or supplier identified in Schedule 4.23 that would have a Material Adverse Effect on any Target. Except as set forth in Schedule 4.23, no Target has received notice of any intention by any Target's customers or suppliers involving payments and obligations in the aggregate of C$3,000 per month to cease doing business with any Target.

         4.24 Bank Accounts. Schedule 4.24 contains a true and correct list of the names of each bank, savings and loan or other financial institution in which each Target has an account, including cash contribution accounts, money market accounts, safe deposit boxes, certificates of deposits and lock box arrangements, and the names of all Persons authorized to draw thereon or to have access thereto.

         4.25 No Broker. No Target has incurred any Liability for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement or the Transactions.

         4.26 Interested Party Transactions. Except as set forth in Schedule 4.26, no Seller, nor officer or director of any Target or any WJ Seller, nor any Affiliate of any such Person has had, either directly or indirectly, an interest in (a) any Person which purchases from or sells, licenses or furnishes to any Target any goods, property, technology or intellectual or other property rights or services or (b) any Contract to which any Target is a party or by which it or its assets may be bound or affected.

         4.27    Employees.

         (a) Schedule 4.27 contains, for each of the specified categories, a current, complete and accurate itemized list of information for each category of each Target's Employees and directors, including Employees on leave of absence or layoff status; compensation paid or payable, vacation days per year, eligibility to participate under any benefit plans, pension, retirement, profit-sharing, thrift-savings, deferred compensation, stock bonus, stock option, cash bonus, employee stock ownerships (including investment credit or payroll stock ownership), severance pay, insurance, medical, welfare, or vacation plan, other employee pension benefit plan or employee welfare benefit plan, or any other employee benefit plan or any director plan each Target maintains.

         (b) No Seller, nor any Employee or director of any Target is a party to, or is otherwise bound by, any Contract, including any confidentiality, noncompetition, or proprietary rights Contract, between such Seller, Employee or director and any other Person that in any way adversely affects or will affect (i) the performance of his duties as an employee or director, or (ii) any Target's ability to conduct its business. To the Sellers and Targets' knowledge, no director, officer or other key employee of any Target intends to terminate his employment with such Target.

         (c) Schedule 4.27 also contains a complete and accurate list of the following information for each retired Employee or director (or their dependents) of each Target, receiving benefits or scheduled to receive benefits in the future: name, pension benefit, pension option election, retiree medical insurance coverage, retiree life insurance coverage, and other benefits.

         4.28 Labor Relations; Compliance. To the Sellers and Targets' knowledge, all applicable labor relations and/or obligations within the scope of this Agreement, and in particular, labor relations dealing with any Target, shall be construed and subject to applicable Canadian Labor Law. Except as set forth on Schedule 4.28, since their respective inceptions no Target has been nor currently is a party to any collective bargaining or other labor contract. Since their respective inceptions, there has not been, there is not currently pending or existing, and to the Sellers and Targets' knowledge there is not threatened, (a) any strike, slowdown, picketing, work stoppage, or Employee grievance process; (b) any Proceeding against or affecting any Target relating to the alleged violation of any Law pertaining to labor relations or employment matters, organizational activity, or other labor or employment dispute against or affecting any of Targets or their premises; or (c) any application for certification of a collective bargaining agent, which may have a Material Adverse Effect on any Target or the Transactions. No event has occurred or circumstance exists that could provide the basis for any work stoppage or other labor dispute. There is no lockout of any Employees by any Target, and no such action is contemplated by any Target. Each Target is in compliance with all Canadian Labor Laws.

         4.29    Employee Benefit Plans.

         (a) Schedule 4.29 includes a correct and complete list of all pension and welfare plans and all other employee benefit agreements or arrangements for each category of each Target's Employees and directors, and the Shareholders, including deferred compensation plans, incentive plans, bonus plans or arrangements, savings plans, stock option plans, stock purchase plans, golden parachute agreements, severance pay plans, dependent care plans, cafeteria plans, employee assistance programs, scholarship programs, employment contracts and other similar plans, agreements and arrangements that are currently in effect or were maintained within three years of the date of this Agreement, or were approved before the date of this Agreement, but are not yet effective, for the benefit of each Target's or each WJ Seller's directors, officers,

Employees, former Employees, or the Shareholders (or their beneficiaries). The Targets have delivered to Parent, as to each plan, agreement or arrangement, as applicable, a true and correct copy of (i) the plan, agreement or arrangement,
(ii) the trust, group annuity Contract or other document that provides the funding for the plan, agreement or arrangement, if any, (iii) the most recent actuarial report or valuation statement, if any, or (iv) the most current summary plan description, booklet, or other descriptive written materials, if any, and each summary of material modifications prepared after the last summary plan description.

         (b) Every Employee welfare benefit plan and every Employee pension benefit plan on Schedule 4.29 (i) is in compliance with all requirements of applicable labor Laws; (ii) has no issue pending (other than the payment of benefits in the normal course) nor any issue resolved adversely to any Target that may subject such Target in the future to the payment of a penalty, interest or Tax (by indemnity or otherwise) and (iii) can be unilaterally terminated or amended on no more than 90 days notice, except as set forth in
Schedule 4.29. Except as set forth in Schedule 4.29, no Target provides Employee post-retirement medical or health coverage and does not contribute to or maintain any Employee welfare benefit plan that provides for health benefit coverage following termination of employment. All premiums (and any interest, charges and penalties for late payment of premiums) due with respect to each employee pension benefit plan listed on Schedule 4.29 for which premiums are required have been paid when due. No Employee pension benefit plan, whether or not listed on Schedule 4.29, has been, or is reasonably expected to be, terminated under circumstances that could result in Liability to any Target. Either the applicable plan document or Schedule 4.29 contains a complete and accurate statement of all actuarial assumptions applied to determine the present value of accrued benefits under all Employee benefit plans subject to actuarial assumptions. All amounts owed under the deferred compensation arrangements described in Schedule 4.29 are included as Liabilities in the Interim Historical Financial Statements.

         4.30 Board Approval. Each WJ Seller's Board of Directors has, as of the date hereof, unanimously approved this Agreement and the Transactions.

         4.31 Vote Required. The affirmative vote of 75% of each WJ Seller's outstanding capital stock is the only vote of the holders of any class or series of any WJ Seller's capital stock necessary to approve this Agreement and the Ancillary Agreements.

         4.32 Certain Inventory. The letters attached as Exhibit G are Enforceable against WJ Target and the other parties thereto. No default, or event which upon the passage of time would cause a default, has occurred under such letters.

         4.33 Homeownership Companies. Each Person which any Target, Affiliate thereof, or predecessor thereto, has organized to assist in the sales of Timeshare Intervals is listed on Schedule 4.33. Each such Person is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has all requisite power and authority to own, lease and operate all properties and assets it now owns, leases or operates and to carry on its business as currently conducted. Each such Person is duly qualified to conduct business in all jurisdictions in which the nature of its business requires qualification. All of the outstanding shares of stock of such Persons are duly authorized, validly issued, fully paid and nonassessable.

                                   ARTICLE V
                             PRE-CLOSING COVENANTS

         From the date hereof through the earlier of the Effective Date and the Termination Date, each of RRC, Subsidiary, each Target and each Seller agree that:

         5.1 Access to Information. From the date of this Agreement through the Effective Date, (i) Targets shall afford to Parent and its accountants, counsel and other representatives, reasonable access to their properties, books, contracts, commitments, Tax returns, records and operating data, (ii) Targets shall provide from time to time such office space within their executive offices as Parent may reasonably request for use by its representatives or agents in reviewing the materials referred to in this
Section 5.1, (iii) Targets shall furnish to Parent as promptly as practicable
(w) copies of any notice terminating, canceling or threatening to terminate or cancel any of their insurance policies, (x) all financial and operating data and other information concerning their business, properties and personnel generated or developed in the Ordinary Course of Business as Parent may reasonably request, (y) copies of any notice of default, or occurrence of any event, which with the passage of time, giving of notice, or both, could result in a default under an Contract described on Schedule 4.19 and (z) copies of proposed settlements of any Proceedings disclosed on Schedule 4.14, and (iv) Targets shall afford to Parent and its accountants, counsel and other representatives reasonable access during normal business hours to their officers and other appropriate employees to discuss the condition, operation, business and prospects of Targets as a whole.

         5.2 Taking of Necessary Action. Subject to the terms of this Agreement and to applicable Law, each of RRC, Subsidiary, the Sellers and Targets shall use all reasonable efforts promptly to take or cause to be taken all action and promptly to do or cause to be done all things necessary, proper or advisable under applicable Laws and regulations to consummate and make effective the Transactions. Without limiting the foregoing, each of RRC, Subsidiary, the Sellers and Targets shall use all reasonable efforts to obtain and make all consents, approvals, assurances or filings of or with third parties and Governmental Bodies necessary for the consummation of the Transactions. Each party shall cooperate with the others in good faith to help the other satisfy its obligations under this Section 5.2. If at any time after the Effective Date any further action is necessary or desirable to carry out the purposes of this Agreement, including without limitation, to vest each Target with full title to all properties, assets, rights, approvals, immunities and franchises of such Target, and Subsidiary with title to the Target Shares, the Sellers and the proper officers or directors of each party to this Agreement shall take that necessary action.

         5.3 Expenses. Whether or not Transactions are consummated, RRC will pay all legal, accounting and auditing costs, printing expenses and filing fees necessary to consummate the Agreement, Ancillary Agreements and the IPO; provided that, (i) Targets will pay the usual and customary costs incurred by Targets with respect to auditing and accounting services incurred in the Ordinary Course of Business and unrelated to this Agreement or Ancillary Agreements and

(ii) the Sellers will pay their respective legal fees and tax consulting costs incurred in pursuing and consummating the Agreement and Ancillary Agreements.

         5.4 Notice of Certain Changes. Each party hereto shall give prompt written notice to the other party hereto of the occurrence, or non-occurrence, of any event which would be likely to cause any representation or warranty herein to be untrue or inaccurate, or any covenant, condition or agreement herein not to be complied with or satisfied.

         5.5 Confidentiality; Press Releases. Except as may be required by Law or as otherwise permitted or expressly contemplated herein, no party hereto or their respective Affiliates, employees, agents and representatives shall disclose to any third party this Agreement, the subject matter or terms hereof or any confidential information or other proprietary knowledge concerning the business or affairs of the other party which it may have acquired from such party in the course of pursuing the Transactions without the prior consent of the other party hereto; provided, that any information that is otherwise publicly available, without breach of this provision, or has been obtained from a third party, shall not be deemed confidential information. Sellers and Parent shall consult with each other as to the timing, form and substance of any press release or public disclosure of matters related to this Agreement or any of the Transactions; provided, however, that nothing in this Section 5.5 shall be deemed to prohibit any party to this Agreement from making any disclosure that is required to fulfill that party's disclosure obligations imposed by Law or stock exchange requirements.

         5.6 No Shop. From the date hereof until the earlier of: (i) the Initial Closing and (ii) the Termination Date, no Target nor any Seller shall, nor shall they permit any of their Affiliates to, nor shall they authorize or permit any officer, director, employee, investment banker, attorney or other advisor or representative of any Target or WJ Seller to, (a) solicit, initiate or encourage the submission of any Merger Proposal with respect to any Target or any WJ Seller, (b) enter into any Contract with respect to any such proposal, or (c) participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Merger Proposal with respect to any Target or any WJ Seller. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the preceding sentence by any Seller, or any executive officer or Affiliate of any Target or WJ Seller, or any investment banker or other advisor to any representative of any Target or Seller, whether or not such Person is purporting to act on behalf of any Target, the Sellers or otherwise, shall be deemed to be a breach of this
Section 5.6 by the Targets and the Sellers. "MERGER PROPOSAL" means any proposal, other than a proposal by Parent or any of its Affiliates, for a merger or other business combination involving any Target or WJ Seller or any proposal or offer, other than a proposal or offer by Parent or any of its Affiliates, to acquire in any manner, directly or indirectly, an equity interest in any Target or any WJ Seller, any voting securities of any Target or any WJ Seller or a substantial portion of any WJ Seller or Target's assets.

         5.7 Voting In Favor of the Transactions; No Transfers. Each Seller, as applicable, agrees (a) to vote his or her shares of the applicable Target Shares or WJ Seller's capital stock in favor of the Transactions, (b) not to give the power to vote any Target Shares or shares of any WJ Seller's capital stock to any other Person, and (c) not to vote their Target Shares or shares of any WJ Seller's capital stock in favor of any transactions contemplated by a Merger Proposal. No Seller shall transfer its shares in either Target and no Target shall permit any transfer of its capital stock. No Shareholder shall transfer his or her shares of the applicable WJ Seller and no WJ Seller shall permit any transfer of its capital stock.

         5.8 No Assignment of Management Contracts. No WJ Seller shall sell, transfer or otherwise assign its respective management agreement (the "MANAGEMENT CONTRACTS") with WJ Target.

         5.9 No Transfers. No Shareholder shall transfer his or her shares of the applicable WJ Seller and no WJ Seller shall permit any transfers of its capital stock.

                                   ARTICLE VI
                          TARGET'S CONDUCT OF BUSINESS

         From the date of this Agreement through the earlier to occur of the Effective Time or the Termination Date, each Target and each Shareholder and WJ Seller agrees (except to the extent Parent shall otherwise consent in writing, which consent shall not be unreasonably withheld) that:

         6.1 Ordinary Course. Each Target shall (a) carry on its businesses in the Ordinary Course of Business, (b) use its reasonable best efforts to preserve its business organization, maintain its rights and franchises, and preserve its relationships with customers, suppliers and others having business dealings with it, and (c) use its reasonable best efforts, consistent with the terms of this Agreement, to keep available the services of sufficient officers and employees to carry on such Target's business as set forth in this Article VI.

         6.2 Dividends and Issuance and Purchase of Securities; Loans. No Target shall declare nor pay any dividend on nor make any other distribution in respect of any of its capital stock. Nor shall any Target (a) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of, its capital stock, (b) repurchase, redeem or otherwise acquire any shares of its capital stock, (c) issue, deliver, sell or authorize the issuance, delivery or sale of any stock appreciation rights or of any shares of its capital stock of any class or any Commitments therefor, nor (d) enter into any Contract with respect to the matters referred to in this Section 6.2. No Target will make any loan to nor accept any loan from any of its directors or employees, or Sellers.

         6.3     Governing Documents; Inconsistent Agreements. No Target shall
(a) amend its certificate of incorporation or bylaws or (b) enter into any Contract or incur any obligation, the terms of which would be violated by the consummation of the Transactions.

         6.4 Acquisitions. Except as contemplated in the letters referenced in Section 4.32, no Target shall acquire nor agree to acquire any assets in any individual transaction where the purchase price exceeds C$10,000 or in transactions where the aggregate purchase price exceeds C$50,000.

         6.5 Indebtedness. No Target shall, (a) except pursuant to its existing credit facilities or otherwise in the Ordinary Course of Business, and except as specifically permitted under this Agreement, incur any indebtedness for borrowed money or guarantee any indebtedness, execute any indemnity, or issue or sell any debt securities of such Target or guarantee any debt securities, or enter into or modify any Contract with respect to the foregoing, or (b) except with respect to the debt described on Schedule 6.5, make any optional payment of principal of any term debt or otherwise permanently reduce its revolving credit facility.

         6.6 Employee Contracts and Benefit Plans. No Target shall (i) adopt or amend (other than amendments that reduce the amounts payable by such Target or amendments required by Law to preserve the qualified status of a plan or a contract) any collective bargaining Contract or employee benefit plan,
(ii) enter into any employment, management or severance arrangement with any Person (including Contracts with any Target's management or any Seller that might require that payments be made upon the consummation of the Transactions), nor (iii) amend any existing Contracts to increase any amounts payable thereunder or benefits provided thereunder. No Target shall grant any increase in compensation to its employees or independent contractors.

         6.7 Prohibited Dispositions. During the term of this Agreement, except for sales of inventory in the Ordinary Course of Business, no Target shall sell, lease or otherwise dispose of any of its assets having a book or market value in excess of C$10,000 in any one transaction or in excess of C$50,000 in the aggregate.

         6.8 Lines of Business and Capital Expenditures. During the term of this Agreement, no Target will (a) enter into any new line of business or (b) except as contemplated by the letters delivered under Section 4.32, incur or commit to any Capital Expenditures other than up to C$75,000 in the aggregate for any other capital expenditures.

         6.9 Accounting Methods. No Target will change its methods of accounting (a) used in producing the Historical Audited Statements, except as required by Law or changes in GAAP as concurred in by its independent auditors, or (b) for income and deductions for income tax purposes from those employed in the preparation of the consolidated federal income tax return of each Target for the taxable year ending December 31, 1997, except as required by Law. No Target will change its fiscal year.

         6.10 Settlements. During the term of this Agreement, no Target shall effect any settlements of any Proceedings.

         6.11 No Amendments to Inventory Purchase Agreements. No Target will terminate or amend the letters discussed in Section 4.32.

         6.12 Further Assurances. Each party agrees to cooperate fully with the other parties and to execute such further instruments, documents and agreements and to give such further written assurances as may be reasonably requested by any other party to evidence and reflect the transactions described herein and contemplated hereby and to carry into effect the intents and purposes of this Agreement.

                                  ARTICLE VII
                         POST-INITIAL CLOSING COVENANTS

         After the Initial Closing, each of RRC, Subsidiary, each Target and each Seller agrees that:

         7.1     Confidentiality.

         (a) Each Seller recognizes and acknowledges that as part of the consideration hereunder, Subsidiary, through the Transactions, has purchased the Trade Secrets. Such Seller will not, either (i) disclose such Trade Secrets to any Person for any reason or purpose whatsoever, except on behalf of Parent for its business purposes, or (ii) make use of any Trade Secrets for his, her or its own purposes or for the benefit of any Person, except to the extent authorized by an agreement between Parent and any such Person.

         7.2 No Solicitation. Until five years after the Payment Date, each Seller will not, and will cause his, her or its Affiliates to not, directly or indirectly, (i) solicit for employment by any Person, its Affiliates or anyone else, any employee or then currently active independent contractor of Parent or its Affiliates, or any person who was an employee or then currently active independent contractor of Parent or its Affiliates, within the six-month period immediately preceding such solicitation of employment, other than such person whose employment or independent contractor relationship was terminated by Parent or its Affiliate; or (ii) induce or attempt to induce, any employee or independent contractor of Parent or its Affiliates, to terminate such employee's employment or independent contractor's active contractual relationship.

         7.3     Non-Competition.

         (a) In return for the consideration described in Section 2.2, each Seller agrees that he, she or it shall not for five years (provided that five years shall be deemed to be one year after the date of termination with respect to the applicable Seller if such Seller is a Shareholder terminated without "Cause" as defined in his or her Employment Agreement) from the Payment Date in any manner whatsoever, either directly or indirectly, with any Person in each case, within the Geographic Area:

                 (i) provide or offer to provide to any Person any services, information or other assistance relating to the business of Parent or of any of its Affiliates (as of the date of determination) or with respect to any customer, client or prospective customer or client, of Parent or of any of its Affiliates in each case, within the Geographic Area;

                 (ii) own, operate, engage in, participate in, or contribute to, alone or as a partner, joint venturer, officer, director, member, employee, consultant, agent, independent contractor or stockholder of, or lender to, or in any other capacity, in each case, any real estate, timeshare product, or other service or product, which is the same as, similar to, or competes with Parent or its Affiliate's services or products or which compete with Parent or its Affiliate's business;

                 (iii) (A) call on any Acquisition Candidate for the purpose of acquiring, or arranging the acquisition of, that Acquisition Candidate by any Person other than Parent or its Affiliates, (B) induce any Person which is a customer of Parent or its Affiliates to patronize any business directly or indirectly in competition with the business conducted by Parent or its Affiliates; (C) canvass, solicit or accept from any Person which is a customer of Parent or its Affiliates, any such competitive business; or (D) request or advise any Person which is a customer of Parent or its Affiliates, or its or their successors; or

                 (iv) directly or indirectly employ, or knowingly permit any Person, directly or indirectly, controlled by him, to employ, any Person who was employed by Parent or its Affiliates at or within the prior six months.

         (b) Each Seller agrees and understands that Parent's business is highly competitive and that Parent has invested considerable sums of money in purchasing Targets and developing real estate and timeshare properties and services, training programs, sales programs, pricing and marketing formulas and programs, and account records for the proper servicing of its clients and potential clients.

         (c) Each Seller further agrees and understands that this covenant is necessary for the protection of Parent due to its legitimate interest in protecting its business goodwill and Trade Secrets. Each Seller further agrees and understands that, because of the legitimate interest of Parent in protecting its business goodwill and Trade Secrets as well as the extensive confidential information and amounts paid such Seller under Section 2.2, the restrictions enumerated in this Section are not oppressive and are, in fact, reasonable.

         7.4 Reformation. If a court of competent jurisdiction determines that the scope of any provision of this Article VII is too broad to be enforced as written, the parties intended that the court reform the provision to such narrower scope as it determines to be reasonable and enforceable.

         7.5     Enforcement.     Each Seller agrees that if he, she or it
breaches any covenant under Article VII such Seller will submit to the rendition of a temporary restraining order, without prior notice, and thereafter to a temporary and permanent injunction. Further, each Seller agrees to the jurisdiction of an appropriate court in British Columbia, for the enforcement of this covenant. If there is a breach or threatened breach of the provisions of this Article VII, Parent and/or an Affiliate thereof shall be entitled to an injunction restraining the applicable Seller from such breach, without bond or other security. Nothing herein shall be construed as prohibiting Parent and/or an Affiliate thereof from pursuing any other remedies for such breach or threatened breach.

         7.6 Release from Guarantees on Debt. Subsidiary will use its commercially reasonable efforts to have the Shareholders released from any and all of their written guarantees of indebtedness reflected on the Interim Balance Sheet for the benefit of Targets including the leases, dated January 1, 1989 and December 1, 1988, by and between WJ Target and BPYA 138 Holdings Ltd., within 120 days following the Initial Closing; provided that, if Subsidiary is unable to obtain the Shareholders' release from their personal guarantees of Targets, then Subsidiary will reimburse and indemnify the Shareholders for any such guarantee payments the Shareholders are required to make.

         7.7 Updating Parent Projections. From time-to-time after the date hereof until the expected pricing date for the IPO, Parent may update the Parent Projections with new Parent Projections which will be accompanied by a certificate of Parent's Chairman and Chief Accounting Officer to the effect that such Parent Projections are the same as have been provided to the lead underwriter in the IPO.

         7.8 Further Assurances. Each party agrees to cooperate fully with the other parties and to execute such further instruments, documents and agreements and to give such further written assurances as may be reasonably requested by any other party to evidence and reflect the transactions described herein and contemplated hereby and to carry into effect the intents and purposes of this Agreement. In addition, Targets and Sellers shall cooperate with and assist Parent in preparing the pro forma financial statements and the other information to be used in the Registration Statement for the IPO.

         7.9 Management Fee. At the earlier of the IPO Date or October 31, 1998, the management fee under the Management Contracts will be reduced to zero.

         7.10 No Assignment of Management Contracts. No WJ Seller shall sell, transfer or otherwise assign its respective Management Contract with WJ Target.

         7.11 Definitions. The following terms have the indicated meanings in this Article VII:

         (a) "ACQUISITION CANDIDATE" means (1) any Person engaged in the business of purchasing, developing, marketing, selling and financing timeshare vacation intervals, or the purchase or development of real estate with the purpose of engaging in such business or (2) any project with respect to such business, and in either case (i) which was called on by Parent or its Affiliates, in connection with the possible acquisition by Parent or its Affiliates of that Person or project, or (ii) with respect which Parent or its Affiliates has made an acquisition analysis.

         (b) "GEOGRAPHIC AREA" means British Columbia, Alberta, and Washington State.

         (c) "TRADE SECRETS" means Parent and its Affiliates' (including the Targets) proprietary or confidential information, including but not limited to the following: trade secret information, ideas, concepts, software, designs, drawings, techniques, models, data, documentation, research, development, processes, procedures, business acquisition or disposition plans, "know how," marketing techniques and materials, marketing and development plans, customer names and other information related to customers, price lists, pricing policies, details of customer, distributor, agency or consultant contracts, financial information and any other information relating to the business, customers, trade, trade secrets or industrial practices of Parent and its Affiliates; provided that, "Trade Secrets" shall not include information that: (A) at the time of disclosure is in the public domain; or (B) after disclosure is published or otherwise becomes a part of the public domain through no act or omission of such Seller or his or her Affiliates (but only after, and only to the extent that, such information is published or otherwise becomes part of the public domain). For this Agreement, specific disclosures made, e.g. "640 F to 650 F" or "$15,000" shall not be deemed to be within the exceptions listed above merely because such specific disclosure is embraced by a general disclosure, e.g. "600 F to 800 F" or "$10,000 to $20,000", which general disclosure is in the public domain or in a Person's possession. In addition, any combination of features shall not be deemed to be within the exceptions listed above merely because individual features are separately in the public domain or in a Person's possession, but shall be within the exceptions only if the combination itself and its principle of operation are in the public domain or in a Person's possession as provided in the exceptions listed above.

                                  ARTICLE VIII
                         CONDITIONS TO INITIAL CLOSING

         8.1 Conditions to All Parties' Obligations. The obligations of all of the parties to this Agreement to effect the Transactions to be effected at the Initial Closing shall be subject to the fulfillment of the following conditions:

         (a) No Order and no other legal restraint or prohibition that would prevent or have the effect of preventing the consummation of the transactions this Agreement shall be in effect; provided, however, that no party hereto may invoke this condition unless such party shall have complied fully with its obligations under Section 5.2 and, in addition shall have used all reasonable efforts to have any such Order vacated.

         (b) The Requisite Regulatory Approvals shall have been obtained and shall be in full force and effect, other than any Requisite Regulatory Approval that, if not obtained, would not have a Material Adverse Effect on the business or operations of Parent or Subsidiary, after giving effect to the Transactions.

         (c) There shall not have been any outbreak of war or civil unrest or a suspension of financial markets or any other event generally adversely affecting the normal conduct of business affecting either the United States of America, Canada or the vacation ownership industry in particular.

         (d) The Ancillary Agreements shall have been executed by the parties thereto.

         8.2 RRC and Subsidiary's Conditions. RRC and Subsidiary's obligation to consummate the Transactions is subject to satisfaction on or before the Initial Closing of the following conditions any of which Parent may waive in whole or in part, but only in writing at or prior to the Initial Closing. A failure to discover, or a waiver of, any circumstances made a condition under this Section 8.2 shall not constitute a waiver of any warranties and representations provided for elsewhere in this Agreement, unless any such waiver specifically so states.

         (a) Since the date of this Agreement, nothing shall have occurred which has had or could reasonably be expected to have a Material Adverse Effect with respect to any Target.

         (b) The representations and warranties of Targets and the Sellers contained in this Agreement shall be true and correct in all material respects at and as of the Effective Date (except to the extent that they expressly relate only to an earlier time, in which case they shall have been true and correct in all material respects as of such earlier time), other than such breaches of such representations and warranties which in the aggregate would not reasonably be expected to have a Material Adverse Effect on any Target. No Default or failure to perform which, with notice and/or lapse of time, would constitute a Default by any Target or any Seller under any of the agreements or covenants required by this Agreement to be theretofore performed or complied with shall have occurred and be continuing. Each Target shall have delivered to Parent a certificate dated as of the Effective Date, signed either by its chairman, chief executive officer, president, any vice president or the secretary of the Board and its chief financial officer, in their capacities as officers of such Target, to the effect set forth in this Section 8.2(b). In addition, each Shareholder shall deliver such a certificate with respect to himself or herself and, if applicable, the WJ Seller he or she controls.

         (c) The historical financial statements of each Target for the year ended December 31, 1997, and of its interim financial statements for the three months ending March 31, 1998 (and, if necessary, the six months ending June 30, 1998), must, in the opinion of a "Big Six" accounting firm be suitable or readily adaptable for incorporation in the registration statements, prospectuses and annual reports to be filed by Parent in connection with the IPO.

         (d) RRC shall have received an opinion of Ian Reith dated the Effective Date in form and substance satisfactory to RRC, substantially in the form of Exhibit H, and such other matters as RRC may reasonably request.

         (e) Targets and the Sellers shall have received all requisite consents of third Persons necessary for the consummation of the Transactions.

         (f) Parent and Subsidiary shall be satisfied in their sole discretion, with the results of their due diligence investigation of Targets' Business, financial statement and provision, legal compliant environmental compliance, tax compliance and such other matters as they may determine in their sole discretion.

         8.3 Targets and Sellers' Conditions. The obligation of Targets and the Sellers to consummate the Transactions related to the Initial Closing is subject to satisfaction on or before Initial Closing of the following conditions any of which may be waived for all Sellers in whole or in part by WJ Target alone, but only in writing at or prior to the Initial Closing. A failure to discover, or a waiver of, any circumstances made a condition under this
Section 8.3 shall not constitute a waiver of any warranties and representations provided for elsewhere in this Agreement unless any such waiver specifically so states.

         (a) Since the date of this Agreement, nothing shall have occurred which has had or could reasonably be expected to have a Material Adverse Effect with respect to Parent.

         (b) The representations and warranties of RRC and Subsidiary contained in this Agreement shall be true and correct in all material respects at and as of the Effective Date (except to the extent that they expressly relate only to an earlier time, in which case they shall have been true and correct in all materials respects as of such earlier time), other than such breaches of such representations and warranties which in the aggregate would not reasonably be expected to have a Material Adverse Effect on Parent. No Default or failure to perform which, with notice and/or lapse of time, would constitute a Default by Parent or Subsidiary, as applicable, under any of the agreements or covenants required by this Agreement to be theretofore performed or complied with by it shall have occurred and be continuing. Each of Parent and Subsidiary shall have delivered to WJ Target a certificate dated as of the Effective Date, signed by its chairman, chief executive officer, president or any vice president and its chief financial officer, in their capacities as officers of Parent or Subsidiary, as applicable, to the effect set forth in this Section 8.3(b).

         (c) Parent, RRC and Subsidiary shall have received all requisite consents of third Persons necessary for them to fulfill their obligations under this Agreement.

                                   ARTICLE IX
                   RISK OF LOSS, DESTRUCTION AND CONDEMNATION

         9.1 Risk of Loss. Risk of loss for damage to WJ's Units, or any part thereof, by fire or other casualty at any time prior to and including the Effective Time will be on each Target. At the Effective Time, full risk of loss with respect to WJ's Units will pass to Subsidiary by its purchase of Targets.

         9.2     Casualty.

         (a) Major Damage. If, prior to the Initial Closing, the Units held by WJ Target, or any portion thereof, is damaged by fire, or any other cause of whatsoever nature, WJ Target will promptly give Parent written notice of such damage. If the cost for repairing such damage, in the reasonable judgment of Parent, in consultation with WJ Target, exceeds C$200,000, Parent will have the option, exercisable by written notice delivered to WJ Target within ten Business Days of WJ Target's notice of damage to Parent either to (i) require WJ Target to convey through WJ Target the Units held by WJ Target to RRC on the Effective Date, in its damaged condition and to maintain all of WJ Target's right, title and interest in and to any claims WJ Target may have under the property insurance policies covering the Property, in which event WJ Target will have the right to retain the amount of any deductible under applicable insurance policies but WJ Target will have no further liability or obligation to repair or replace the Property, or (ii) terminate this Agreement.

         (b) Minor Damage. If the cost for repairing such damage will not, in the reasonable judgment of Parent, in consultation with WJ Target, exceed C$200,000, Parent will have the option, exercisable by written notice delivered to WJ Target within ten Business Days of WJ

Target's notice of damage to Parent, to require WJ Target to retain the Units held by WJ Target on the Effective Date in their damaged condition and to retain for WJ Target's benefit all of WJ Target's right, title and interest in and to any claims WJ Target may have under the insurance policies covering the Units held by WJ Target, in which event WJ Target will have the right to the amount of any deductible under applicable insurance policies but WJ Target will have no further liability or obligation to repair or replace the Units held by WJ Target.

         9.3 Condemnation. If during the pendency of this Agreement and prior to Initial Closing, condemnation/expropriation proceedings are commenced with respect to the Unit held by WJ Target or any portion thereof, Parent may, at Parent's election, terminate this Agreement by written notice to WJ Target within ten Business Days after Parent has been notified of the commencement of condemnation/expropriation proceedings. If Parent does not exercise such right to terminate within the period prescribed, the WJ Target and Parent, by their respective attorneys, will have the right to appear and to defend their respective interests in the Units held by WJ Target in such condemnation/expropriation proceedings, and any award in condemnation/expropriation will become the property of WJ Target.

                                   ARTICLE X
                                  TERMINATION

         10.1 Termination. This Agreement may be terminated, with the effect set forth in Section 10.1, at any time before the Initial Closing:

         (a) by written consent of Parent and WJ Target, which termination shall be approved by the boards of directors of Parent and WJ Target;

         (b) by either Parent or WJ Target if the Initial Closing shall not have occurred by the close of business on the Termination Date, other than as a result of a Default by the terminating party;

         (c) by WJ Target after the occurrence and during the continuation of a Default by Parent, provided that no Default, or event which, with notice and/or the lapse of time, would constitute a Default, by any Target shall have occurred and be continuing; or

         (d) by Parent after the occurrence and during the continuation of a Default by any Target or Seller, provided that no Default, or event which, with notice and/or lapse of time, would constitute a Default, by Parent, RRC or Subsidiary shall have occurred and be continuing.

         Termination of this Agreement pursuant to this Section 10.1 shall be effected by written notice by the party terminating this Agreement to the other party of the termination and the basis for such termination.

         10.2    Effect of Termination.

         (a) If this Agreement is terminated by either Parent or WJ Target as provided in Section 10.1 then, except as provided in this Section 10.2, this Agreement shall become void and there shall be no Liability with respect to the terminated provisions of this Agreement on the part of Parent or any Target, or their respective officers or directors.

         (b)     If this Agreement is terminated by WJ Target pursuant to
Section 10.1(c), then RRC shall pay to WJ Target and NR Target, on the first Business Day following such termination, the amounts of C$400,000 and C$100,000, respectively, by wire transfer of immediately available funds to an account designated by WJ Target to compensate Targets for, among other things, their expenses and management time in pursuing the Transactions and for lost opportunity costs. Each Target and each Seller agrees that such payment shall be its sole and total damages and relief hereunder upon such a termination. Notwithstanding the foregoing, if at the time of such termination, any Target is in Default hereunder, or an event which, with notice and/or lapse of time, would constitute a Default by any Target shall have occurred and be continuing, then no such fee shall be due or payable hereunder by Parent.

         (c) If this Agreement is terminated by Parent pursuant to Section 10.1(d), then the Targets shall be jointly and severally obligated to pay to Parent, on the first Business Day following such termination, the amount of C$500,000 by wire transfer of immediately available funds to an account designated by Parent, to compensate Parent for, among other things, its expenses and management time in pursuing the Transactions and for lost opportunity costs. Parent agrees that such payment shall be its sole and total damages and relief hereunder upon such termination. Notwithstanding the foregoing, if at the time of such termination, Parent is in Default hereunder, or an event which, with notice and/or lapse of time, would constitute a Default by Parent shall have occurred and be continuing, then no such fee shall be due or payable hereunder by WJ Target.

         (d) The termination of this Agreement shall not relieve any party of its obligation to pay its costs and expenses as provided under Section 5.3 or its obligations under this Section 10.2. In addition, such a termination shall not affect Articles XI, XII and XIV.

                                   ARTICLE XI
                                INDEMNIFICATION

         11.1 Indemnification by Targets and the Sellers. Each Target and each Seller agrees, jointly and severally, to indemnify and hold harmless Parent, RRC and Subsidiary and their officers, directors, shareholders, Affiliates, employees and agents (the "PARENT INDEMNITEES") from any and all Damages, directly or indirectly resulting from, relating to, arising out of or attributable to: (a) any breach of or inaccuracy in any representation or warranty of any Target and any Seller contained in this Agreement or in any Ancillary Agreement; (b) any breach or non-performance, partial or total, by any Target or any Seller of any covenant or agreement of any Target contained in this Agreement or in any Ancillary Agreement; and (c) the operation of Targets prior to 11:59 p.m. on the Initial Closing Date.

         11.2    Indemnification Re: Taxes. Without limiting the generality of
Section 11.1, each Seller agrees, jointly and severally, to indemnify and hold harmless Parent Indemnitees from any and all Damages directly or indirectly resulting from, relating to, arising out of or attributable to any assessment or reassessment of a Target or a Target Subsidiary for income, capital or transaction taxes, and interest and penalties thereon, and each Seller agrees to take such steps as may be required to mitigate all such Damages and, without limitation, if such assessment or reassessment is based on an assumption or determination that a Target or Target Subsidiary is "associated" or "related" with any corporation within the meaning of the Tax Act, such steps shall include the making or filing of such agreements or designations allocating amounts among such corporations as is most beneficial to such Target or Target Subsidiary.

         11.3 Indemnification by RRC and Subsidiary. RRC and Subsidiary, jointly and severally, agrees to indemnify and hold harmless the Sellers, Targets, and their officers, directors, shareholders, Affiliates, employees and agents (the "TARGET INDEMNITEES") from any and all Damages resulting from, arising out of or attributable to: (a) any breach of or inaccuracy in any representation or warranty of RRC or Subsidiary contained in this Agreement or in any Ancillary Agreement; (b) any breach or non-performance, partial or total, by Parent or Subsidiary of any covenant or agreement of RRC or Subsidiary contained in this Agreement or in any Ancillary Agreement, and (c) the operation of Targets after the Initial Closing Date.

         11.4 Notice, Participation and Duration. If a claim by a third party is made against a party indemnified pursuant to this Article XI ("INDEMNITEE"), and if such Indemnitee intends to seek indemnity with respect thereto under this Article XI, the Indemnitee shall promptly, and in any event within 60 days of the assertion of any claim or the discovery of any fact upon which Indemnitee intends to base a claim for indemnification under this Agreement (a "CLAIM"), notify the party or parties from whom indemnification is sought (the "INDEMNITOR") of such Claim. Upon any Claim, Indemnitor, at its option, may assume (with legal counsel reasonably acceptable to the Indemnitee) the defense of any Proceeding in connection with the Indemnitee's Claim, and may assert any defense of Indemnitee or Indemnitor; provided that Indemnitee shall have the right at its own expense to participate jointly with Indemnitor in the defense of any Proceeding in connection with the Indemnitee's Claim. If Indemnitor elects to undertake the defense of any Claim hereunder, Indemnitee shall cooperate with Indemnitor to the extent reasonably requested in regard to all matters relating to the Claim (including, without limitation, corrective actions required by applicable Law, assertion of defenses and the determination, mitigation, negotiation and settlement of all Damages) so as to permit Indemnitor's management of the same with regard to the amount of Damages payable by Indemnitor hereunder. Indemnitor shall not settle any indemnifiable Claim without the prior written consent of Indemnitee unless such settlement involves only the payment of money and the claimant provides to Indemnitee a release, in form and substance reasonably satisfactory to Indemnitee, from all Liability in respect of such Claim.

         11.5    Indemnification Threshold and Limitations.

         (a) No Target or Seller shall have any obligation to indemnify, in the aggregate, any Parent Indemnitees, singly or collectively, pursuant to this
Article XI until the aggregate indemnification claims against all Sellers, but for this sentence, exceed U.S. $50,000 (the "THRESHOLD AMOUNT"); provided, however, that once such amount exceeds the Threshold Amount, the Parent Indemnitees shall be entitled to recover all amounts to which they are entitled, other than the amounts used to satisfy the Threshold Amount.

         (b) The Indemnities provided for in Sections 11.1(a) and 11.1(c) are expressly limited to Claims which are asserted within one year of the Initial Closing; provided that (i) the representations and warranties contained in Sections 4.17 and 4.29 and indemnification with respect thereto shall survive until the expiration of the statute of limitations with respect to the subject matter thereof; and (ii) the representations and warranties contained in Section 4.2, Section 4.15(b) and Section 4.33, and indemnification with respect thereto shall survive forever.

         11.6    No Third Party Beneficiaries. The indemnities provided in this
Article XI are given solely for the purpose of protecting the parties to this Agreement and the Indemnitees and shall not extend or be deemed extended to, or interpreted in a manner to confer any benefit, right or cause of action upon, any other Person.

         11.7    INDEMNIFICATION OF NEGLIGENCE OF INDEMNITEE. THE
INDEMNIFICATION PROVIDED IN THIS ARTICLE XI SHALL BE APPLICABLE REGARDLESS OF WHETHER NEGLIGENCE OR KNOWLEDGE OF THE INDEMNITEE IS ALLEGED OR PROVEN.

         11.8 Reimbursement. If Indemnitor shall undertake, conduct or control the defense or settlement of any Claim and it is later determined that such Claim was not a Claim for which the Indemnitor is required to indemnify Indemnitee under this Article XI, Indemnitee shall reimburse Indemnitor for all its costs and expenses with respect to such settlement or defense, including reasonable attorneys' fees and disbursements.

                                  ARTICLE XII
                           MEDIATION AND ARBITRATION

         12.1    Arbitration.

         (a) If Parent, RRC, Subsidiary, any Target or any Sellers are unable to resolve any dispute, controversy or claim arising out of or in connection with this Agreement (a "CONTROVERSY"), any such party may request in writing that the Controversy be referred to the respective senior level management of each party for decision. Such managers shall meet immediately and attempt in good faith to negotiate a resolution of the Controversy. If the managers are unable to resolve the matter within 30 days of the written request referring the matter to them, any party may, within 30 days following the end of such 30 day period, elect to refer the matter to arbitration and the Controversy shall be settled by binding arbitration in accordance with the Arbitration Rules of the International Chamber of Commerce (the "ICC") then in effect (the "RULES").

         (b) There shall be a sole arbitrator selected in accordance with the Rules. If the parties are unable to agree upon the arbitrator within 30 days of the referral to arbitration, the International Court of Arbitration of the ICC shall make such appointment in accordance with the Rules. The arbitration shall be conducted, and the award shall be rendered, in the English language. The arbitration shall be held in Toronto, Canada.

         (c) Each party shall cooperate with the other party in making full disclosure of and providing access to all information and documents requested by the other party in connection with such proceedings. The arbitrator shall have the power to order such disclosure. Should a party fail to comply with such order, the arbitrator shall take such refusal into account in determining the award.

         (d) The decision of the arbitrator shall be final and binding on the parties and shall be the sole and exclusive remedy regarding any claims, counterclaims, issues or accounting presented to the arbitrator. Judgment upon the award may be entered by any court having jurisdiction thereof. The parties agree to waive any rights of recourse or appeal to any court in connection with any questions of law arising in the course of the arbitration or with respect to any award made except for actions to enforce an award.

         (e) Any monetary award shall be made and payable in United States Dollars. The arbitrator shall be authorized to grant pre-award and post-award interest at commercial rates without there being any presumption as to whether such interest will be granted. Unless otherwise ordered by the arbitrator, each party shall bear its own costs and fees, including attorneys' fees and expenses. The parties expressly agree that the arbitrator shall have no power to consider or award punitive or exemplary damages.

         (f) This agreement to arbitrate shall be binding upon the successors, assigns, trustee, receiver or executor of each party.

                                  ARTICLE XIII
                            SECONDARY CONSIDERATION

         13.1    Secondary Consideration.

         (a) As additional consideration for the WJ Target Shares, RRC and Subsidiary shall pay to the Sellers the amounts, if any, contemplated by
Section 2.2(c), as modified by Section 13.1(b).

         (b) For purposes of computing the Secondary Consideration, "1998 DEEMED EARNINGS" means the audited consolidated combined pro forma pre tax earnings, including a provision for all year end accounting adjustments consistent with GAAP, of the Targets for the year ended December 31, 1998, including adjustments for:

                 (i) a reduction of all charges, expenses, claims and monies, if any, paid by Parent or its Affiliates during such year, and not otherwise reimbursed, on account of or arising under or from or in any way, manner or respect related to the Targets' business and operations in 1998 or prior years, including any monies paid by Parent or its Affiliates in settlement or respect of any claims, demands or disputes based upon or in any way, manner or respect related to Parent or its Affiliates' performance with respect thereto other than claims, demands or disputes that are found, in a final judgment by a court of competent jurisdiction from which no appeal can be or has been taken, to have resulted principally from the Parent or its Affiliates' bad faith, gross negligence, or willful misconduct.

                 (ii) an increase for any expenditures by Targets' out of the ordinary course of their businesses, including interest payments on intercompany loans, advances and shareholder repayments, intercompany charges not contemplated by (i), management fees paid by Targets to Parent or any of its Affiliates other than subsidiaries of the Targets, carrying charges on Parent inventory, head office charges, or audit charges of any Persons other than the Targets, provided that any such expenditures approved in writing by Majority Sellers will be included in such calculation.

                 (iii) an increase of an amount equal to all management fees under the Management Contracts paid in excess of C$10,000 per month from January 1, 1998 and the earlier of the IPO Date and October 31, 1998.

                 (iv) For purposes of this calculation, taxes shall be determined based on the Targets' net income for such year at a rate of 34%. This adjustment for taxes shall be provided for regardless of whether a Target is a partnership or other pass-through entity and shall be based on the Targets' net income and not taxable income so that taxes include the equivalent of both current and deferred taxes.

                 (v) an adjustment to reverse the 1997 sales in suspense adjustment of US$39,900.

                 (vi) for the recognition of goodwill arising from the transactions contemplated hereby;

                 (vii) the income realized when solving the following equations for "X":

                                  C   =            A
                                           -----------------
                                                   B

                                  X   =    C(D-E)

       Where:    A =      WJ Target's performing Timeshare Receivables at
                          December 31, 1998, that are financed under the proposed Royal Bank of Canada Credit Agreement;
                          provided that "performing" Timeshare Receivables will be deemed to be all Timeshare Receivables that are no more than 59 days overdue as of the Second Closing.

                 B =      The relationship, expressed as a percentage, between
                          (i) WJ Target's revenue from the date of first funding under the Royal Bank Credit Agreement to December 31, 1998, and (ii) WJ Target's revenue for the year ended December 31, 1998.

                 D = The weighted average interest rate received on the performing Timeshare Receivables calculated in "A".

                 E = The weighted average interest rate payable on the Royal Bank Credit Agreement if it had been in effect since January 1, 1998.

         (c) In connection with the making of each payment by Parent to the WJ Sellers under this Section 13.1, Parent shall deliver to the WJ Sellers a schedule setting forth the computation of the Secondary Consideration and a copy of the financial information used in making such computation. Parent's computation of any payment under this Section 13.1 shall be conclusive and binding upon the parties hereto unless, within 30 business days following the WJ Sellers' receipt of the aforedescribed payment and information, the Majority Sellers notify Parent in writing (the "SELLER'S NOTICE") that they disagree with Parent's computation of the Secondary Consideration. Such notice by the Majority Sellers shall include a schedule setting forth the Majority Sellers' computation of the Secondary Consideration, together with a copy of any financial information, other than that previously supplied by Parent to the WJ Sellers, used in making the Majority Sellers' computation.

         Parent's computation of the Secondary Consideration under this Section
13.1 shall be conclusive and binding upon the parties hereto unless, within 30 days following WJ Sellers' receipt of the Parent's notice, Majority Sellers notify the Parent in writing that they disagree Parent's computation of the Secondary Consideration. If Majority Sellers disagree with Parent's computation of the Secondary Consideration, Majority Sellers and the Parent shall request a national firm of independent certified public accountants mutually agreeable to Parent and Majority Sellers to compute the amount of the Secondary Consideration as promptly as possible, which computation shall be conclusive and binding upon Parent and WJ Sellers. If Parent and Majority Sellers cannot agree on such a national firm of independent certified public accountants, then the name of the "Big 5" national accounting firms, exclusive of any such firm which is rendering or has within the past three years rendered services to Parent or the WJ Sellers or their Affiliates, shall be selected by lottery until one such firm is willing to compute the disputed payment for this Agreement. The expenses of any computation by any such national accounting firm selected by the Parent and the Majority Sellers to resolve computational disputes hereunder shall be borne equally by Purchaser and WJ Sellers and shall be paid in advance of performance of such services.

         (d) If the amount of Secondary Consideration to be paid by RRC to WJ Sellers in accordance with Section 13.1(a) is recomputed in accordance with
Section 13.1(c), the adjustment to amount of Secondary Consideration (which shall be used as the price in determining the number, if any, of shares Subsidiary Preferred, contemplated by the definition of "Secondary Consideration Shares") shall be paid by RRC to WJ Sellers within ten business days after the date of final recomputation of such payment. If such the final determination of the Secondary Consideration shall exceed Parent's original computation of such Secondary Consideration by more than 10%, then the Secondary Consideration shall also include interest on such difference from the date upon which the original computation was delivered by Parent to Sellers (the "DELIVERY DATE") to the date of payment of the Secondary Consideration, at a per annum rate equal to the "reference" rate of Chase Bank Texas N.A. (the "REFERENCE RATE") as of the Delivery Date.

         13.2    Retirement Option.

         (a) At any time, but only in connection with the sale of all or a substantial portion of the assets of Parent or of all or a substantial portion of the equity interests in Parent, Parent shall have the option of terminating the payment of future Secondary Consideration by making a lump sum payment equal in amount to the "SECONDARY CONSIDERATION VALUE" (as hereinafter defined) to the WJ Sellers. "SECONDARY CONSIDERATION VALUE" means the amount, determined by an internationally recognized investment banking firm (the "INITIAL BANKER"), to be mutually agreed upon by Parent and WJ Sellers (or if the Company and Purchaser are unable to agree, the Houston office of Goldman Sachs), to be equal to the net present value of the Secondary Consideration projected to become due, based upon projected 1998 Deemed Earnings as determined by such investment banking firm in light of such investment banking firm's evaluation of WJ Target's earnings and future prospects and such other matters that such investment banking firm shall deem relevant. In determining the net present value of such Secondary Consideration payments, a discount rate equal to the "Reference Rate" of Chase Bank Texas, N.A. as of September 30, 1998 shall be used. Parent will bear the Initial Banker's fees and expenses.

         (b) Upon Parent's receipt of the Initial Banker's determination of the Secondary Consideration Value, it shall promptly notify WJ Sellers of such determination and the assumptions and methodology used in arriving at such determination and provide the written opinion of the Initial Banker as to its determination. If within 30 days of receipt of such determination, Majority Sellers shall not object thereto, Parent shall be entitled to consummate the exercise of its option pursuant to Section 13.2(a). If within such 30 day period Majority Sellers shall object in writing to such determination, Majority Sellers, may appoint, at their sole cost and expense, a nationally recognized investment banking firm (the "SELLERS' BANKER") to separately undertake the evaluation prescribed by Section 13.2(a). Not later than 60 days following their written notice to Parent of their objection to the Initial Banker's determination, Majority Sellers shall provide Parent with the Sellers' Banker's determination, including the assumptions and methodology used in arriving at such determination and provide the written opinion of the Sellers' Banker as to its determination. If Majority Sellers do not provide Parent with these materials within the 60-day period prescribed above, Parent shall be entitled to consummate the exercise of its option pursuant to Section 13.2(a).

         (c) If within 30 days of the delivery of the determination of the Sellers' Banker, the Sellers' Banker and the Initial Banker are unable to resolve their differing determinations and arrive at an agreed upon value, then a third recognized investment banking firm, selected by the agreement of the Initial Banker and the Sellers' Banker, shall undertake to make the determinations prescribed by Section 13.2(a). Such investment banker's determination as to the Secondary Consideration Value shall be delivered to WJ Sellers and Parent along with the assumptions and methodology utilized in arriving at such determination as well as the written opinion of such investment banker as to its determination. At such time, the Secondary

Consideration Value shall be deemed to be the simple average of the third investment banker on the one hand and the estimate of the Initial Banker and the Sellers' Banker closest to such third Banker's estimate on the other, which determination shall be final and binding upon WJ Sellers and Parent. The fees and expenses of such third investment banker shall be borne by the Party whose investment banker's estimate was further away from the third banker's.

                                  ARTICLE XIV
                               GENERAL PROVISIONS

         14.1 Survival of Representations, Warranties and Agreements. The representations, warranties and covenants of Parent, RRC, Target, and the Sellers contained in this Agreement and any document, instrument or certificate delivered in connection with the Transactions shall survive each Closing.

         14.2 Effect of Due Diligence. No investigation by any party to this Agreement into the business, operations and condition of any other party shall diminish in any way the effect of any representations or warranties made by such other party in this Agreement or shall relieve such other party of any of its obligations under this Agreement.

         14.3 Notices. Any notice, request, demand, instruction or other communication to be given to either party hereunder (except those required to be delivered at Initial Closing) will be in writing, and will be deemed to be delivered upon the earlier to occur of (i) actual receipt if delivered by hand or by commercial courier such as "Federal Express" or "DHL", postage prepaid, to the address indicated or (ii) upon confirmation of receipt if by facsimile transmission addressed as follows:

         IF TO PARENT, RRC OR SUBSIDIARY:

         Raintree Resorts International, Inc.
         10000 Memorial Drive, Suite 480
         Houston, Texas 77024
         Fax No.: (713) 613-2828
         Attn: Chairman

         WITH A COPY (WHICH SHALL NOT CONSTITUTE NOTICE) TO:

         Akin, Gump, Strauss, Hauer & Feld, L.L.P.
         1900 Pennzoil Place - South Tower
         711 Louisiana St.
         Houston, Texas 77002
         Attn: Julien Smythe
         Fax No.: (713) 236-0822

         IF TO WJ TARGET OR NR TARGET:

         Whiski Jack Resorts, Ltd.
         14-4227 Village Stroll
         Whistler, B.C. VON 1B4
         Canada
         Fax. No.: (604) 932-5615

         IF TO WJ SELLERS OR THE SHAREHOLDERS:

         2605 Lawson Avenue
         West Vancouver, B.C. V7V 2G3
         Canada

         WITH IN CASE OF THE TARGETS, THE WJ SELLERS AND THE SHAREHOLDERS, A COPY (WHICH SHALL NOT CONSTITUTE NOTICE) TO:

         Whiski Jack Resorts, Ltd.
         Attn: Ian Reith
         14-4227 Village Stroll
         Whistler, B.C. VON 1B4
         Canada
         Fax. No.: (604) 932-5615

         The addresses and facsimile numbers for the purpose of this Section
14.3 may be changed by either party by giving written notice of such change to the other party in the manner provided herein.

         14.4 Attorneys' Fees. If it becomes necessary for any of Parent, RRC, Subsidiary, any Target or any Seller to enforce this Agreement or any provisions contained herein, the prevailing party in such Action will be entitled to recover, in addition to all other remedies or Damages, reasonable attorneys fees and costs of court incurred in connection with such.

         14.5 Counterparts. This Agreement may be executed in counterparts, all of which shall be considered one and the same Agreement, and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

         14.6 Miscellaneous. This Agreement and the documents and instruments contemplated hereby (a) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement, including the Letter of Intent between Parent and WJ Target, dated March 10, 1998; and (b) are not intended to confer upon any Person, other than the parties to this Agreement and such other documents and instruments, any rights or remedies hereunder. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

         14.7 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of New York without giving effect to its principles of conflicts of law.

         14.8 Incorporation of Exhibits and Schedules. All exhibits and schedules referred to in this Agreement and attached hereto are hereby made a part of this Agreement by this reference.

         14.9 Waiver. Any term or provision of this Agreement may be waived in writing at any time by the party that is entitled to the benefits thereof. Any waiver of any term or condition of this Agreement by any party shall not be construed as a waiver of any subsequent breach or failure of the same term or condition, or a waiver of any other term or condition of this Agreement.

         14.10 Specific Performance. Each party hereto agrees with the other party that the other party would be irreparably damaged if any of the provisions of this Agreement are not performed in accordance with their specific terms and that monetary damages would not provide an adequate remedy in such event. Accordingly, it is agreed that, in addition to any other remedy to which the nonbreaching party may be entitled, at law or in equity, the nonbreaching party shall be entitled to injunctive relief to prevent breaches of the provisions of this Agreement and specifically to enforce the terms and provisions hereof in any court having subject matter jurisdiction thereof.

         IN WITNESS WHEREOF, each of the parties hereto have caused this Agreement to above signed as of the date first above written by its duly authorized officer.



WHISKI JACK RESORTS LTD.                                    RAINTREE RESORTS
                                                            INTERNATIONAL CANADA, LTD.

By:                                                         By:
   ------------------------------------------------            ----------------------------------------------------------
Name: N. Kent Bubbs                                         Name:
                                                                 -------------------------------------------------------
Title:                                                      Title:
      ---------------------------------------------               -------------------------------------------------------


RAINTREE RESORTS INTERNATIONAL INC.                         NORTHFACE REALTY CO. LTD.

By:                                                         By:
   ------------------------------------------------            ----------------------------------------------------------
Name: Douglas Y. Bech                                       Name: N. Kent Bubbs
Title: Chairman                                             Title:
                                                                  -------------------------------------------------------


N. KENT BUBBS                                               PATRICIA J. BUBBS

By:                                                         By:
   ------------------------------------------------            ----------------------------------------------------------
Name: N. Kent Bubbs, individually                           Name: Patricia J. Bubbs, individually


G. MICHAEL MCGEOUGH                                         GERALDINE L. BUBBS

By:                                                         By:
   ------------------------------------------------            ----------------------------------------------------------
Name: G. Michael McGeough, individually                     Name: Geraldine L. Bubbs, individually


K. B. VENTURES LTD.                                         G. B. PROPERTIES LTD.

By:                                                         By:
   ------------------------------------------------            ----------------------------------------------------------
Name:                                                       Name:
     ----------------------------------------------              --------------------------------------------------------
Title:                                                      Title:
      ---------------------------------------------               -------------------------------------------------------


M. M. & M. MANAGEMENT LTD.                                  SHAWNDRA ENTERPRISES LTD.

By:                                                         By:
   ------------------------------------------------            ----------------------------------------------------------
Name:                                                       Name:
     ----------------------------------------------              ----------------------------------------------
Title:                                                      Title:
      ---------------------------------------------               ---------------------------------------------





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